Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CENTURY RESORTS ALBERTA INC., CENTURY CASINO ST. ALBERTA INC., CENTURY MILE INC. and UNITED HORSEMEN OF ALBERTA INC.,

collectively, as Vendor

– and –

CENTURY CASINOS, INC.,

as Vendor Parent

– and –

VICI Properties L.P.,

as Purchaser

- 13103 Fort Rd NW, Edmonton, AB T5A 1C3, Canada

- 24 Boudreau Rd, St. Albert, AB T8N 6K3, Canada

- 4711 Airport Perimeter Rd, Edmonton International Airport, AB T9E 0V6, Canada

- 260 Century Downs Drive, Rocky View, AB T4A 0V5, Canada

PORTFOLIO AGREEMENT OF PURCHASE AND SALE

Century Casino & Hotel Edmonton - 13103 Fort Rd NW, Edmonton, AB T5A 1C3, Canada

Century Casino St. Albert - 24 Boudreau Rd, St. Albert, AB T8N 6K3, Canada

Century Mile Racetrack and Casino - 4711 Airport Perimeter Rd, Edmonton International Airport, AB T9E 0V6, Canada

Century Downs Racetrack and Casino - 260 Century Downs Drive, Rocky View, AB T4A 0V5, Canada

- i -

- ii -

SCHEDULES

Schedule “A”	-	The Properties
Schedule “B”	-	Permitted Encumbrances
Schedule “C”	-	Form of VICI/Century Master Lease
Schedule “D”	–	Environmental Reports
Schedule “E”	–	Form of Assignment and Assumption of Permitted Encumbrances
Schedule “F”	–	Form of Officer’s Certificate
Schedule “G”	–	Description of St. Albert Hotel Property
Schedule “H”	–	Intentionally Omitted
Schedule “I”	–	Form of GST Declaration and Indemnity
Schedule “J”	–	Form of RV Stall License
Schedule “K”	–	Financial Statements
Schedule “L”	–	Absence of Certain Changes
Schedule “M”	–	Insurance
Schedule “N”	–	Affiliate Transactions
Schedule “O”	–	Material Contracts
Schedule “P”	–	Notices from Governmental Authorities
Schedule “Q”	–	Purchase Price Allocation
Schedule “R”	–	Material Repairs and Replacements
Schedule “S”		Form of Century Mile Ground Lease Recognition Agreement
Schedule “T”	–	Capitalization Disclosure
Schedule “U”	–	Share Capital of the Century Downs Vendor
Schedule “V”	–	Form of Assignment and Assumption of Century Mile Ground Sublease
Schedule “W”	–	Remedial Actions
Schedule “X”	–	Form of Century Mile Ground Lease Consent
Schedule “Y”	–	CCAA Disclosure
Schedule “Z”	–	Municipal Property Tax Assessment Appeals

- iii -

PORTFOLIO AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT made as of the 16th day of May, 2023 (the “Effective Date”), by and among Century Resorts Alberta Inc. (“Century Edmonton Vendor”), Century Casino St. Albert Inc. (“Century St. Albert Vendor”), Century Mile Inc. (“Century Mile Vendor”) and United Horsemen of Alberta Inc. (“Century Downs Vendor”; Century Edmonton Vendor,  Century St. Albert Vendor, Century Mile Vendor, and Century Downs Vendor,  individually and collectively, the “Vendor”, as the context may require),  Century Casinos, Inc.  (“Vendor Parent”) and VICI Properties L.P. (the “Purchaser”).

WHEREAS, Century Edmonton Vendor is the owner of the Century Edmonton Property (as hereinafter defined) and has agreed to sell the Century Edmonton Property to the Purchaser, and the Purchaser has agreed to purchase the Century Edmonton Property from Century Edmonton Vendor, on and subject to the terms and conditions set forth in this Agreement;

WHEREAS,  Century St. Albert Vendor is the owner of the Century St. Albert Property (as hereinafter defined) and has agreed to sell the Century St. Albert Property to the Purchaser, and the Purchaser has agreed to purchase the Century St. Albert Property from Century St. Albert Vendor, on and subject to the terms and conditions set forth in this Agreement;

WHEREAS,  Century Mile Vendor is the owner of the sub-leasehold estate in the Century Mile Property (as hereinafter defined) pursuant to the Century Mile Ground Sublease (as hereinafter defined) and has agreed to sell its right, title and interest in and to the Century Mile Property to the Purchaser, and the Purchaser has agreed to purchase Century Mile Vendor’s right, title and interest in and to the Century Mile Property from Century Mile Vendor, on and subject to the terms and conditions set forth in this Agreement; and

WHEREAS,  Century Downs Vendor is the owner of the leasehold estate in the Century Downs Property (as hereinafter defined) pursuant to the Century Downs Ground Lease (as hereinafter defined) and the Vendor and the Purchaser have agreed upon arrangements pursuant to which the purchase and sale transaction contemplated by the Century Downs Option Purchase Agreement (as hereinafter defined) will be completed prior to or concurrently with the Closing whereby the fee simple estate in the Century Downs Lands (as hereinafter defined) will be acquired from the Century Downs Landlord (as hereinafter defined), all as more particularly provided for herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

Article 1
INTERPRETATION

1.1Definitions

The terms defined in this Section 1.1 shall have, for all purposes of this Agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.

“AGLC” means the Alberta Gaming, Liquor, and Cannabis Commission and its successors and assigns.

“Agreement” means this Portfolio Agreement of Purchase and Sale and the Schedules attached hereto, as amended, modified, supplemented, restated, replaced and/or assigned from time to time in accordance with the terms hereof.

“Airport Lands” means those lands legally described on Part 4 of Schedule “A”.

“AML Legislation” means Parts XII.2 (Proceeds of Crime) and section 354 (Possession of Property Obtained by Crime) of the Criminal Code, R.S.C., 1985, c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C., 2000, c. 17 and all other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws, whether within Canada or elsewhere, including any regulations, guidelines or orders thereunder.

“Applicable Laws” means all statutes, laws (including Laws), by laws, rules, regulations, ordinances, orders, judgments, decrees, decisions or other requirements of Governmental Authorities having jurisdiction, whether federal, provincial, municipal or otherwise.

“Article”,  “Section”,  “Subsection”,  “Paragraph” and “Schedule” mean and refer to the specified article, section, subsection, paragraph or Schedule of or to this Agreement.

“Assignment and Assumption of Century Mile Ground Sublease” has the meaning ascribed thereto in Section 7.1(c).

“Assignment and Assumption of Permitted Encumbrances” has the meaning ascribed thereto in Section 7.1(n).

“Beneficial Transfers” has the meaning ascribed thereto in Section 7.1(a).

“Bring-Down Certificate re: Purchaser” means a certificate by the Purchaser bringing forward the representations and warranties of the Purchaser in Section 8.2 to the Closing Date.

“Bring-Down Certificate re: Vendor” means a certificate by the Vendor bringing forward the representations and warranties of the Vendor in Section 8.1 to the Closing Date, with such modifications to such representations and warranties as are contemplated in Section 6.2(k).

“Business” means the ownership and operation of the Century Casino & Hotel Edmonton (located at the Century Edmonton Property), the Century Casino St. Albert (located at the Century St. Albert Property), the Century Mile Racetrack and Casino (located at the Century Mile Property) and the Century Downs Racetrack and Casino (located at the

Century Downs Property), including, in each case, the ownership,  leasehold ownership, or subleasehold ownership of the Property used in connection with the operation thereof.

“Business Day” means any day which is not a Saturday, Sunday or statutory or municipal holiday in Calgary or Edmonton, Alberta or New York, New York.

“Casualty Event” means the damage or destruction of any Property or any portion thereof by fire or other casualty.

“Century/VICI Master Lease” means that certain Fifth Amendment to the Existing Century/VICI Master Lease to be entered into by Vendor (and the Persons constituting tenant under the Existing Century/VICI Master Lease), as tenant (“Century Tenant”), VICI CAN 1 LP, VICI CAN 2 LP, VICI CAN 3 LP and VICI CAN 4 LP (and the Persons constituting landlord under the Existing Century/VICI Master Lease), as landlord (“VICI Landlord”) at Closing to lease the Purchased Assets (together with the other properties demised under the Existing Century/VICI Master Lease) effective immediately following closing of the Transactions, the form of which is attached as Schedule “C” hereto.

“Century/VICI Master Lease Caveats” has the meaning ascribed thereto in Section 7.1(l).

“Century Casinos Europe” means Century Resorts Management GmbH (formerly, Century Casinos Europe GmbH), a corporation registered in Alberta as an extra-provincial corporation pursuant to the Business Corporations Act (Alberta).

“Century Downs Assets” means the right, title and interest of the Century Downs Vendor in, to and under the Century Downs Option Purchase Agreement, all of the right, title and interest of the Century Downs Vendor in and to the Improvements located on the Century Downs Lands, and any other assets of the Century Downs Vendor to be transferred pursuant to this Agreement.

“Century Downs Ground Lease” means that certain Ground Lease by and between Century Downs Landlord, as landlord, and Century Downs Vendor, as tenant, made as of October 1, 2012, as amended by that certain lease amending agreement made as of September 30, 2013, as further amended by that certain second amending agreement made as of December 11, 2015, as further amended by that certain third amending agreement made as of December 12, 2018, as further amended by that certain fourth amending agreement made as of March 30, 2023, as further amended by that certain fifth amending agreement made as of May 16, 2023 (the “Fifth Amendment to the Century Downs Ground Lease”), as the same may be further amended, restated or otherwise modified from time to time in accordance with the terms hereof, a caveat in respect of which has been filed by the Century Downs Vendor against the certificate of title to the Century Downs Lands under registration number 141 119 984 (the “Century Downs Ground Lease Caveat”).

“Century Downs Landlord” means 1685258 Alberta Ltd. or its successor or assign, as applicable.

“Century Downs Option” means the “2023 Option” as defined in and exercised pursuant to the Fifth Amendment to the Century Downs Ground Lease.

“Century Downs Option Assets” means the “Option Assets” as defined in the Century Downs Ground Lease.

“Century Downs Option Purchase Agreement” means the binding agreement for the purchase of the Century Downs Landlord’s fee simple interest in the Century Downs Property by the Century Downs Vendor constituted upon the exercise of the Century Downs Option pursuant to the Fifth Amendment to the Century Downs Ground Lease.

“Century Downs Property” means the real property located at 260 Century Downs Drive, Rocky View County, AB T4A 0V5, Canada and more particularly described on Part 2 of Schedule “A” (the “Century Downs Lands”)  and the Improvements located thereon and all rights and benefits appurtenant thereto.

“Century Downs Vendor” has the meaning ascribed thereto in the recitals to this Agreement.

“Century Downs Vendor SHA” means that certain Unanimous Shareholders’ Agreement effective February 11, 2008 by and among Century Downs Vendor and the shareholders thereof set forth therein, as amended from time to time.

“Century Downs Vendor Shares” means the Class “A” Common Shares in the Century Downs Vendor.

“Century Edmonton Assets” means, collectively, the 100% fee simple interest in the Century Edmonton Property, all easements, rights of way and other rights that are appurtenant to and run with the applicable Lands and any other assets of the Century Edmonton Vendor to be transferred pursuant to this Agreement.

“Century Edmonton Property” means the real property located at 13103 Fort Rd NW, Edmonton, AB T5A 1C3, Canada and more particularly described on Part 1 of Schedule “A” (the “Century Edmonton Lands”)  and the Improvements located thereon and all rights and benefits appurtenant thereto.

“Century Edmonton Vendor” has the meaning ascribed thereto in the recitals to this Agreement.

“Century Guaranty” has the meaning ascribed thereto in Section 7.1(k).

“Century Mile Assets” means, collectively, the subleasehold interest of the Century Mile Vendor in the Century Mile Property, the Century Mile Ground Sublease, all easements, rights of way and other rights that are appurtenant to and run with a subleasehold interest in the Century Mile Lands, and any other assets of the Century Mile Vendor to be transferred pursuant to this Agreement.

“Century Mile Ground Lease” means that certain Ground Lease by and between Century Mile Landlord, as landlord, and Century Mile Sublandlord, as tenant, dated as of July 31, 1992, as amended by that certain First Modification of the Ground Lease dated as of December 31, 1997, as further amended by that certain Amendment No. 2 to Edmonton International Airport Ground Lease dated as of November 17, 2005, as further amended by that certain Amendment No. 3 to Edmonton Airport Ground Lease dated as of December 20, 2005, as further amended by that certain Amendment No. 4 to Edmonton International Airport Ground Lease dated as of January 24, 2012, as further amended by that certain Amendment No. 5 to the Ground Lease dated as of August 13, 2012, as further amended by that certain Amendment No. 6 to Edmonton Airport Ground Lease dated June 29, 2021, as further amended by that certain Amendment No. 7 to Edmonton Airport Ground Lease dated June 29, 2021,  and as supplemented by a Supplemental Agreement made effective as of January 1, 2023, as the same may be further amended, restated or otherwise modified from time to time in accordance with the terms hereof, a caveat in respect of which has been filed by the Century Mile Sublandlord against the certificate of title to the Airport Lands under registration number 922 225 905.

“Century Mile Ground Lease Consent” means a Consent and Amending Agreement to be made among the Century Mile Sublandlord, the Century Mile Vendor, the applicable Century Tenant and the applicable VICI Landlord in the form attached as Schedule “X” hereto, with such modifications or amendments thereto (i) as the Purchaser may, acting reasonably, require or (ii) as may be requested by the Century Mile Sublandlord and agreed to by Purchaser.

“Century Mile Ground Sublease” means that certain Development Ground Lease by and between Century Mile Sublandlord, as landlord, and Century Mile Vendor, as tenant, dated June 12, 2017, as amended by that certain First Amendment to Development Ground Lease dated as of October 25, 2017, and as further amended by that certain Second Amendment to Development Ground Lease dated as of December 12, 2017, as the same may be further amended, restated or otherwise modified from time to time in accordance with the terms hereof, a caveat in respect of which has been filed by the Century Mile Vendor against the certificate of title to the Airport Lands under registration number 172 165 295 (the “Century Mile Ground Sublease Caveat”).

“Century Mile Landlord” means His Majesty The King In Right Of Canada or its successor or assign, as applicable.

“Century Mile Property” means the real property located at 4711 Airport Perimeter Rd, Edmonton International Airport, AB T9E 0V6, Canada and more particularly described on Part 4 of Schedule “A” (the “Century Mile Lands”)  and the Improvements located thereon and all rights and benefits appurtenant thereto.

“Century Mile Sublandlord” means the Edmonton Regional Airports Authority or its successor or assign, as applicable.

“Century Mile Vendor” has the meaning ascribed thereto in the recitals to this Agreement.

“Century Purchase Price” means the Purchase Price less the Option Purchase Price.

“Century St. Albert Assets” means, collectively, the 100% fee simple interest in the Century St. Albert Property, all easements, rights of way and other rights that are appurtenant to and run with the applicable Lands and any other assets of the Century St. Albert Vendor to be transferred pursuant to this Agreement.

“Century St. Albert Property” means the real property located at 24 Boudreau Rd, St. Albert, AB T8N 6K3, Canada and more particularly described on Part 3 of Schedule “A” (the “Century St. Albert Lands”)  and the Improvements located thereon and all rights and benefits appurtenant thereto.

“Century St. Albert Vendor” has the meaning ascribed thereto in the recitals to this Agreement.

“Claims” means all past, present and future claims, suits, proceedings, liabilities, orders, investigations, obligations, Losses, damages, penalties, judgments, costs, expenses, fines, disbursements, legal fees on a substantial indemnity basis and other professional fees and disbursements, interest, demands and actions of any nature or any kind whatsoever.

“Closing” means the closing of the Transactions, including the satisfaction of the Purchase Price and the delivery of the Closing Documents on the Closing Date.

“Closing Date” means the fifth  (5th) Business Day following the satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions intended to be satisfied or waived at, upon or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions no later than the Closing).

“Closing Documents” means collectively, the agreements, instruments and other documents to be delivered pursuant to Sections 7.1 or 7.2 pursuant to this Agreement.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act and includes his or her staff at the Competition Bureau.

“Competition Act” means the Competition Act (Canada).

“Compliance Matter” means an encroachment or compliance matter in respect of a Property which, prior to Closing, may be identified by a Governmental Authority in connection with its review of the survey / real property report or site plan in respect of such Property prepared for the Purchaser by Stantec Geomatics Ltd. or which the Purchaser may identify and require the Vendor to correct in accordance with Section 9.3.

“Confidentiality Agreement” means the confidentiality agreement or non-disclosure agreement entered into on July 15, 2022 between the Purchaser and Vendor Parent.

“Contracts” means, with respect to any Person, any Service Contract, contract, agreement, lease, note, loan, evidence of indebtedness, letter of credit, settlement agreement, franchise agreement, license, instrument, or other obligation that is legally binding to which any

Person is a party or to which any of such Person’s assets are subject, whether oral or written, and with respect to any of the foregoing, any extension, renewal, amendment, supplement, or other modification thereof.

“CRIL” has the meaning ascribed thereto in Section 8.1(g).

“Direct Claim” has the meaning ascribed thereto in Section 10.3.

“Economic Sanctions Laws” means any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury, the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, (the “Patriot Act”), any Executive Order of the President issued under the foregoing, the Special Economic Measures Act (Canada), the United Nations Act (Canada), Part II.1 (Terrorism) of the Criminal Code (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada) and the Freezing Assets of Corrupt Foreign Officials Act (Canada).

“Electronic Transmission” has the meaning ascribed thereto in Section 12.11(b).

“Encumbrances” means all mortgages, pledges, charges, liens, debentures, hypothecs, trust deeds, statutory or deemed trusts, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest, in (1) the fee estate in the Century Edmonton Property, (2) the fee estate in the Century St. Albert Property, (3) the fee estate in the Century Mile Property, the leasehold estate held by the Century Mile Sublandlord and/or the subleasehold estate held by the Century Mile Vendor in the Century Mile Property, or (4) the fee estate in the Century Downs Property and/or the leasehold estate held by the Century Downs Vendor in the Century Downs Property, or, in each case, any of them or any part thereof or interest therein, and any agreements, leases, options, easements, rights of way, restrictions, executions or other encumbrances, liens or interests (including notices or other registrations in respect of any of the foregoing) affecting title thereto.

“Environmental Laws” means any and all federal, provincial, municipal and local laws, statutes, ordinances, bylaws, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including, without limitation, as applicable, the Canadian Environmental Protection Act (Canada), the Fisheries Act (Canada), the Transportation of Dangerous Goods Act (Canada), and the Environmental Protection and Enhancement Act (Alberta).

“Environmental Reports” shall mean environmental audits, environmental site assessments, preliminary and detailed site investigations and any other environmental reports listed on Schedule “D” attached hereto.

“Execution Date” means the date on which this Agreement is executed and delivered by all parties hereto.

“Existing Century/VICI Master Lease” means that certain Lease, dated December 6, 2019, as amended by First Amendment to Lease dated May 5, 2020, Second Amendment to Lease dated November 1, 2022, Third Amendment to Lease dated December 1, 2022 and Fourth Amendment to Lease anticipated to be entered into prior to the Closing Date, by and among Mountaineer Park, Inc., a West Virginia corporation, IOC-Cape Girardeau LLC, a Missouri limited liability company, IOC-Caruthersville, LLC, a Missouri limited liability company and upon the entry into the Fourth Amendment to Lease, Evitts Resort, LLC, a Maryland limited liability company, as tenant and Lady Luck C LLC, a Delaware limited liability company, Cape G LLC, a Delaware limited liability company, Mountaineer CRR LLC, a Delaware limited liability company and, upon the entry into the Fourth Amendment to Lease, Rocky Gap PropCo LLC, a Delaware limited liability company, as landlord.

“Existing Century Guaranty” means that certain Guaranty of Lease dated December 6, 2019 made by Vendor Parent, as amended, modified or supplemented.

“Expropriation” means the commencement of any condemnation proceeding or other proceeding in eminent domain by a Governmental Authority for the taking of all or any portion of any Property.

“Financial Advisors” has the meaning ascribed thereto in Section 12.3.

“Financial Statements” has the meaning ascribed thereto in Section 8.1(h).

“Fixtures” means all equipment, machinery, fixtures and other items of property, including all components thereof, that are now or hereafter (i) located in or on, or used in connection with, and (ii) permanently affixed to or otherwise incorporated into the Lands and/or the Improvements. Notwithstanding the foregoing, Fixtures shall not include (x) any fixtures or equipment affixed to the Lands and / or the Improvements that are owned and may be removed by a third party pursuant to a Contract which has been made available to the Purchaser, or (y)  any Gaming Equipment.

“FOLA” means the Foreign Ownership of Land Administration.

“FOL Conditions” means those conditions set forth in Sections 6.1(b) and (c) and Sections 6.2(b) and (c).

“FOL Regulation” means, collectively, the Foreign Ownership of Land Regulations,  Alta. Reg. 160/1979 and the Foreign Ownership of Land Regulations, SOR / 79-416.

“GAAP” means United States generally accepted accounting principles, consistently applied in effect at the time in question.

“Gaming Activity” means the operation, conduct, or management of any lottery scheme (including as such term is defined in the Criminal Code (Canada)), or of any gaming, gambling, or betting, or the operation, conduct, or management of any casino, racetrack, racino, video lottery terminal, lottery ticket terminal, horse racing facility or other gaming activities, including, without limitation, the operation of slot machines, video lottery terminals, lottery ticket terminals,  table games, pari-mutuel and simulcast wagering (including at a betting theatre), off-track betting, lottery games or other applicable types of betting or wagering (including sports wagering and interactive gaming).

“Gaming Approvals” means all consents, approvals, permissions, authorizations, licenses, qualifications, registrations, accreditations, permits, or other items or documents which are required, necessary or advisable pursuant to any Gaming Law, any Gaming License/Agreement, or otherwise from any Gaming Authority in order to consummate and complete the Transactions and to ensure the continuation of the Business at the Properties from and after the Closing, including from the AGLC, the Western Canada Lottery Corporation, the Interprovincial Lottery Corporation, Horse Racing Alberta, and the Canadian Pari-Mutuel Agency.

“Gaming Authorities” means any provincial or federal gaming regulator, provincial gaming corporation, governmental agency, authority, board, bureau, commission, department, office, instrumentality, quasi-governmental body, private body, or public body with statutory, regulatory, licensing or permitting authority or jurisdiction over any Gaming Activities or gaming business, enterprise, or any Gaming Facility, or any provincial Crown corporation with legislative authority to conduct and manage any gaming, gambling, or gaming facility, including the AGLC, Horse Racing Alberta, and the Canadian Pari-Mutuel Agency.

“Gaming Equipment” shall mean any and all gaming supplies (as defined in the Gaming, Liquor and Cannabis Act (Alberta)), gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including slot machines, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems, electronic betting systems, mobile gaming systems, interactive gaming systems, inter-casino linked systems, on-line slot metering systems, lottery ticket terminals, and associated equipment, together with all improvements and/or additions thereto.

“Gaming Facility” means any Property (or part thereof) in which a Gaming Activity is being conducted and includes a casino, racetrack, slot facility, racino, horse racing facility together with all ancillary and support facilities and operations relating to a Gaming Activity, including all such areas, facilities and operations as may be developed in relation thereto.

“Gaming Laws” means all applicable provisions of all: (a) Applicable Laws, constitutions, treaties, regulations, statutes, laws, rules, orders, by-laws, or codes governing Gaming

Facilities or Gaming Activities, or pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over Gaming Facilities or Gaming Activities conducted by the Vendor or its Affiliates within its jurisdiction, including but not limited to: (i) the Criminal Code (Canada); (ii) the Pari-Mutuel Betting Supervision Regulations (Canada); (iii) the Pari-Mutuel Payments Order (Canada); (iv) the Racing Products Transfer and Loan Regulations; (v) the Gaming, Liquor and Cannabis Act (Alberta); (vi) the Gaming, Liquor and Cannabis Regulation (Alberta); (vii) the Horse Racing Alberta Act (Alberta); (viii) the Horse Racing Rules (Alberta); and (ix) the Racetrack Licensing Rules (Alberta); (b) orders, decisions, determinations, judgments, awards, decrees, approvals, consents and waivers of any Gaming Authority; (c) all gaming policies, directives, rules, protocols, guidelines, codes, standards and ordinances of any Gaming Authorities including but not limited to, (A) the Casino Terms & Conditions and Operating Guidelines, the Racing Entertainment Centre Terms & Conditions and Operating Guidelines and the Lottery Ticket Centre Policy Handbook Respecting Lotteries and Gaming published and updated from time to time by the AGLC, (B) the Rules and Regulations Respecting Lotteries and Gaming issued by the Western Canada Lottery Corporation, and (C) the Rules and Regulations Respecting Lotteries and Lottery Tickets issued by the Interprovincial Lottery Corporation; and (d) the Gaming Licenses/Agreements.

“Gaming License/Agreement” means any approval, license, right, permit, franchise, privilege, registration, direction, directive, decree, consent, order, permission, qualification, contract, agreement, or finding of suitability issued or provided, or to be issued or provided, by any Gaming Authority or otherwise relating or required to carry on or conduct any Gaming Activity, including but not limited to: (A) all casino facility licenses issued by any Gaming Authority (including the AGLC) to the Vendor or its Affiliates from time to time, including: Licence No. 479406 issued to Century Resorts Alberta Inc. and Licence No. 441373 issued to Century Casino St. Albert Inc.; (B) all racing entertainment centre facility licence issued by any Gaming Authority (including the AGLC) to the Vendor or its Affiliates from time to time, including: Licence No. 400160 issued to United Horsemen of Alberta Inc. and Licence No. 523814 issued to Century Mile Inc.; (C) all licenses issued by Horse Racing Alberta to the Vendor or its Affiliates from time to time, including: Licence Agreement dated November 1, 2022 between Horse Racing Alberta and United Horsemen of Alberta Inc. and Licence Agreement dated April 1, 2019 between Horse Racing Alberta and Century Mile Inc.; (D) all permits and licenses issued by the Canadian Pari-Mutuel Agency to the Vendor or its Affiliates from time to time, including: Licence No. CPMA-00270 issued to United Horsemen of Alberta Inc., Licence No. CMPA-02920 issued to Century Mile Inc., Licence No. CPMA-04740 issued to Century Mile Inc., Licence No. CPMA-03861 issued to Century Mile Inc., Licence No. CPMA-03869 issued to Century Mile Inc., Licence No. CPMA-03856 issued to Century Mile Inc., Licence No. CPMA-03857 issued to Century Mile Inc., Licence No. CPMA-03870 issued to Century Mile Inc., Licence No. CPMA-04624 issued to Century Mile Inc., Licence No. CPMA-03864 issued to Century Mile Inc., Licence No. CPMA-03863 issued to Century Mile Inc., Licence No. CPMA-03858 issued to Century Mile Inc., Licence No. CPMA-03866 issued to Century Mile Inc., Licence No. CPMA-04641 issued to Century Mile Inc., Licence No. CPMA-04640 issued to Century Mile Inc., Licence No. CPMA-03859 issued to Century Mile Inc., Licence No. CPMA-04620 issued to Century Mile Inc., Licence No.

CPMA-04486 issued to Century Mile Inc., Licence No. CPMA-04705 issued to Century Mile Inc., Licence No. CPMA-04304 issued to Century Mile Inc., Licence No. CPMA-04701 issued to Century Mile Inc., Licence No. CPMA-03868 issued to Century Mile Inc., Licence No. CPMA-04639 issued to Century Mile Inc., Licence No. CPMA-04049 issued to Century Mile Inc., Licence No. CPMA-03845 issued to Century Mile Inc., Licence No. CPMA-04623 issued to Century Mile Inc.; and Licence No. CPMA-03838 issued to Century Mile Inc.; and (E) the electronic games – casino retailer agreements (and/or the casino gaming retailer agreements, video lottery retailer agreements, lottery ticket centre retailer agreements, or other gaming related contracts or agreements) in effect from time to time between any Gaming Authority (including the AGLC and the Western Canada Lottery Corporation) and the Vendor or its Affiliates.

“Governmental Authority” means any national, federal, provincial, territorial, county, municipal, district or local government or government body, or any public, administrative or regulatory agency, Gaming Authority, political subdivision, registrar, commission, court, arbitral body, board or representative of any of the foregoing, foreign or domestic, of, or established by, any such government or government body which has authority in respect of a particular matter, or any quasi-governmental body having the right to exercise any regulatory authority thereunder, including, without limitation, FOLA.

“GST” means the goods and services tax payable pursuant to the Excise Tax Act (Canada) or any other statute in any other jurisdiction of Canada, as such statutes may be amended, modified or replaced from time to time, including any successor statute.

“Hazardous Substances” means any material, substance, chemical or waste (i) that is listed, defined or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including any that is regulated, listed or defined as a pollutant, contaminant, toxic substance, special waste, hazardous substance or hazardous waste under any Environmental Law, (ii) the presence of which would reasonably be expected to require investigation or Remediation under any Environmental Law, or (iii) that is petroleum, petroleum products, by-products or derivatives, asbestos, urea formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, or mold, mildew, viruses, fungi or bacterial matter.

“hereof”,  “hereto”,  “herein”,  “hereunder” and words of similar import have reference to this Agreement as a whole and not to any particular section, subsection or clause of this Agreement, except where the context otherwise requires.

“Improvements” means, collectively, all buildings, structures and other improvements and Fixtures located on the Lands.

“including” means including without limitation.

“Indebtedness” means with respect to any Person, any obligations (including principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts, equity clawbacks, make-whole payments and change of control payments and commitment and other fees and related expenses), and all other amounts payable in connection therewith (without duplication) in respect of: (i) indebtedness for borrowed money, whether owing to banks, financial institutions or otherwise; (ii) indebtedness evidenced by bonds, notes, debentures, mortgages or other debt instruments, debt securities or other similar instruments; (iii) any performance bond, bid bond, security bond, surety or letter of credit (or reimbursement agreement in respect thereof), including factoring arrangements or asset securitizations, or bank guarantees, to the extent drawn; (iv) any interest rate, currency or other hedging or swap agreement or other financial agreement or arrangement entered into for the purpose of managing interest rate risks; (v) all obligations of such Person as lessee under a lease of the type which is required to be reflected as a liability on a balance sheet of such Person prepared in accordance with GAAP; (vi) indebtedness for the deferred purchase price of, or a contingent payment for, property, goods or services, but excluding any trade payables arising in the Ordinary Course of Business, including earn-outs and seller notes; (vii) indebtedness secured by an Encumbrance (other than a Permitted Encumbrance) on assets or properties of such Person (including any mortgage); and (viii) any guaranties by with respect to any indebtedness of any other Person of a type described in clauses (i) through (vii) above.

“Indemnified Claim” has the meaning ascribed thereto in Section 10.3.

“Indemnified Party” has the meaning ascribed thereto in Section 10.3.

“Indemnifying Party” has the meaning ascribed thereto in Section 10.3.

“Inspections” has the meaning ascribed thereto in Section 3.1.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, logos, slogans, and all applications and registrations thereof (and any extensions and renewals of such registrations and applications), and all goodwill connected with the use of or symbolized by the foregoing; (ii) copyrights, copyrighted works (including Software) and all works of authorship, and all applications and registrations thereof (and any extensions and renewals of such registrations and applications); (iii) confidential know-how, inventions, designs and processes, whether patentable or not, and other confidential information; (iv) Trade Secrets; (v) patents and patent applications, including reissues, provisionals, divisions, continuations, continuations in part, renewals, extensions, substitutions and reexaminations thereof; and (vi) uniform resource locators, internet domain name registrations and other names and locators associated with the Internet.

“Knowledge of the Vendor” means: (i) where used in Sections 8.1(l), (o)(i) and (o)(iv), the actual knowledge, after reasonable due inquiry, of any or all of Margaret Stapleton, Nikolaus Strohriegel, Timothy Wright, Geoff Smith, Ken Maheden, Nicole Pocklington, Jacqueline Morrison,  Allen Goodsell and Kelli Hemingson; and (ii) where used elsewhere in this Agreement, the actual knowledge, after reasonable due inquiry, of any or all of Margaret Stapleton, Nikolaus Strohriegel, Timothy Wright, Geoff Smith, Ken Maheden, Nicole Pocklington, Jacqueline Morrison and Allen Goodsell.

“Lands” means, collectively, the Century Edmonton Lands, the Century St. Albert Lands, the Century Mile Lands and the Century Downs Lands, and all rights and benefits appurtenant thereto.

“Laws” means all laws, by-laws, statutes, rules, regulations, guidance, policies, advisories, principles of law and equity, orders, rulings, directives, permits, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements of any Governmental Authority having the force of law, whether domestic or foreign, and the terms and conditions of any written grant of approval, permission, authority or license of any Governmental Authority, and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or its business, undertaking, assets, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities. Without limiting the foregoing, the term “Laws” includes all Gaming Laws.

“Leasehold Title Policy” means a gap coverage endorsed owner policy(ies) of commercial title insurance in favor of the Vendor insuring leasehold title to the Century Edmonton Property, Century St. Albert Property and Century Downs Property and sub-subleasehold title to the Century Mile Property.

“Leduc County Tri-Party Agreement” means a tri-party agreement among Leduc County, the Century Mile Sublandlord and the Purchaser entered into pursuant to Schedule H of the Century Mile Ground Sublease and Section 37 of the Memorandum of Agreement dated October 18, 1992 respecting the development of the Airport Lands between Leduc County (formerly the County of Leduc No. 25) and the Century Mile Sublandlord, as amended from time to time.

“Listed Person” means a Person listed or designated in regulations established under any of the Economic Sanctions Laws.

“Losses” means, collectively, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, Taxes, deficiencies, awards, fines, obligations, judgments, costs and expenses (including all legal and other professional fees and disbursements, court costs, interest, penalties and amounts paid in settlement), but shall not include any of the foregoing in relation to consequential,  indirect losses or punitive losses (other than to the extent paid by a Party to a third party).

“Material Adverse Effect” means any change, event, circumstance, effect, development or state of facts that, individually or in the aggregate with all other changes, events, circumstances, effects, developments or state of facts, has had or would reasonably be expected to have a material adverse effect on (a) the value, legal status or condition of any one or more of the Purchased Assets, (b) the Vendor’s authority and/or ability to convey title, or cause title to be conveyed, to any one or more of the Purchased Assets and/or to cause the Transaction to be consummated, by the Closing Date or otherwise in accordance with the provisions of this Agreement, (c) the ownership, use and/or operation of any one or more of the Purchased Assets, and/or (d) the results of operation or condition (financial or otherwise) of the Business;  provided, however,  for purposes of clauses (a), (c) or (d) above, “Material Adverse Effect” shall not include any change, event, circumstance, effect, development or state of facts, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent, or at the written request, of Purchaser;  provided,  however, that the matters described in clauses (i), (ii), (iii) and (iv) above shall be considered in determining whether a Material Adverse Effect has occurred solely to the extent that any such matters have a disproportionate impact on the Purchased Assets and/or the Business relative to other participants operating in the same industries and geographic markets as the Property.

“Material Casualty Event” means a Casualty Event or Compliance Matter with respect to which the cost of the repair and restoration of the applicable Property or Properties or the cost to rectify such Compliance Matter, whether or not covered in whole or in part by insurance, would reasonably be expected to equal or exceed eight percent (8%) of the Purchase Price Allocation for any such Property.

“Material Expropriation Event” means an Expropriation that would reasonably be expected to result in the permanent loss of more than eight percent (8%) of the fair market value of any Property.

“Notice” has the meaning ascribed thereto in Section 12.11.

“Option Purchase Price” means the amount of $29,374,380.00, as adjusted in accordance with the Century Downs Option Purchase Agreement, being the amount payable to the Century Downs Landlord at the closing of the purchase and sale of the Century Downs Option Assets pursuant to the Century Downs Option Purchase Agreement.

“Order in Council” means an order of the Lieutenant Governor in Council of Alberta made pursuant to section 14(1) of the FOL Regulation.

“Ordinary Course of Business” means any action taken by a Person if such action is consistent, in all material respects, with such Person’s past practices and is taken in the ordinary course of such Person’s normal day-to-day operations.

“Outside Date” means January 31, 2024.

“Owned Intellectual Property” means the Intellectual Property owned by the Vendor that is used in connection with any of the Properties or the Business.

“Owner’s Title Policy” means a gap coverage endorsed owner policy(ies) of commercial title insurance in favor of the transferee(s) pursuant to the Transfers, insuring fee title to the Century Edmonton Property, Century St. Albert Property and the Century Downs Property and subleasehold title to the Century Mile Property, and which permits the payment and release of the Purchase Price to the Vendor and the Century Downs Landlord, as applicable on the Closing Date prior to the confirmation of all registrations at the Alberta Land Titles Office having been completed.

“Parties” means, collectively, each Vendor, Vendor Parent and the Purchaser; and “Party” means any Vendor, Vendor Parent or the Purchaser as the context may require.

“Permitted Encumbrances” means, collectively, the Encumbrances described in Schedule “B” attached hereto.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

“Prescribed Form” means the form prescribed by the Forms Regulation, AR 480/1981.

“Proceeds of Crime” has the same meaning as in s. 462.3(1) the Criminal Code, R.S.C. 1985, c. C-46.

“Properties” means, collectively, the Century Edmonton Property, the Century St. Albert Property, the Century Mile Property and the Century Downs Property, and “Property” means any of the foregoing.

“Property Specific IP” means all Owned Intellectual Property and other Intellectual Property that is used exclusively in connection with any of the Properties or the Business.

“Purchase Price” means the amount of Two Hundred Twenty One Million Six Hundred Sixty Seven Thousand Dollars ($221,667,000.00), exclusive of GST and any other applicable Taxes, to be paid in connection with the purchase and sale of the Purchased Assets in accordance with Section 5.1 hereof.

“Purchase Price Allocation” has the meaning ascribed thereto in Section 5.4.

“Purchased Assets” means, collectively, (a) the Century Edmonton Assets, (b) the Century St. Albert Assets, (c) the Century Downs Assets, and (d) the Century Mile Assets; and “Purchased Asset” means any one of the foregoing.

“Purchaser” has the meaning ascribed thereto in the recitals to this Agreement, and includes any assignee thereof expressly permitted in accordance with the terms of this Agreement.

“Purchaser’s Solicitors” means Kramer Levin Naftalis and Frankel LLP and Stikeman Elliott LLP, or such other firm or firms of solicitors or agents as are appointed by the Purchaser from time to time and Notice of which is provided to the Vendor.

“Receiving Party” has the meaning ascribed thereto in Section 7.3(c).

“Registration Documents” has the meaning ascribed thereto in Section 7.3(b).

“REIT” has the meaning ascribed thereto in Section 12.16.

“Representative” means an officer, employee, director, shareholder, member, manager, partner or agent of either any entity comprising the Vendor or the Purchaser as the context may require.

“RV Stall Licenses” means written license agreements between Century Mile Vendor, as licensor, and licensees in the standard form attached hereto as Schedule “J”.

“Service Contracts” means, collectively, with respect to one or more of the Purchased Assets, the contracts and other agreements binding on the Vendor in respect of the maintenance, repair, operation, cleaning, security, fire protection, servicing and any other aspect of the operation such Purchased Asset (but excluding the Permitted Encumbrances) and “Service Contract” means any one of them.

“St. Albert Hotel Property” has the meaning set forth on Schedule “G”.

“Software” means computer software or firmware in any form, including object code, source code, computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Surveys” means, collectively, a survey and real property report in respect of each of the Properties prepared by an Alberta Land Surveyor engaged by the Purchaser.

“Survival Period” has the meaning ascribed thereto in Section 8.3.

“Tax” or “Taxes” shall mean all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority under any Applicable Laws, including, Canadian federal, provincial, territorial, municipal and local, foreign taxes, additions to tax or other amounts imposed in respect thereof, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, capital gains, large corporation, alternative minimum, transfer, land transfer, goods and services, harmonized sales, sales, use, ad valorem, consumption, excise, value-added, stamp, business, real property, Canadian pension plan, unemployment insurance, personal property, franchise, withholding taxes, all surtaxes, all customs, import, carbon, anti-dumping or countervailing duties or taxes, all Canadian or other governmental pension plan and unemployment and workers compensation premiums and contributions, and including any interest, penalties and fines associated therewith, and any liability for any of the foregoing as a transferee, successor, guarantor, or surety or in a similar capacity under any contract, agreement, commitment or arrangement, written or oral, or by operation of law.

“Tax Returns” means all designations, elections, filings, returns, reports, statements and other documentation (including estimated tax returns and reports, withholding tax returns and reports, information returns and reports and amended returns) filed or required to be filed in respect of Taxes.

“Tendering Party” has the meaning ascribed thereto in Section 7.3(c).

“Third Party Claim” has the meaning ascribed thereto in Section 10.3.

“Title Company” means FCT Insurance Company Ltd. or such other title insurer as may be selected by the Purchaser.

“Trade Secrets” means trade secrets, know-how, technology, technical data, proprietary and confidential business information, including inventions (whether patentable or not), invention disclosures, improvements and discoveries, including any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws (whether statutory or common law).

“Transactions” means, collectively, the purchase and sale of the Purchased Assets, the entering into the Century/VICI Master Lease, and the other transactions with respect to the Purchased Assets described in, and to be consummated pursuant to the terms of, this Agreement, the Century Downs Option Purchase Agreement and the Century/VICI Master Lease.

“Transfers of Caveat” has the meaning ascribed thereto in Section 7.1(f).

“Transfers” has the meaning ascribed thereto in Section 7.1(a).

“Trust Letter” has the meaning ascribed thereto in Section 7.3(a).

“Vendor” has the meaning ascribed thereto in the recitals to this Agreement.

“Vendor Parent” has the meaning ascribed thereto in the recitals to this Agreement.

“Vendor’s Solicitors” means Faegre Drinker Biddle & Reath LLP and Field Law, or such other firm or firms of solicitors or agents as are appointed by the Vendor from time to time and Notice of which is provided to the Purchaser.

“VICI REIT” shall mean VICI Properties Inc., a Maryland corporation.

1.2Interpretation

(a)Headings and Table of Contents. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(b)Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

(c)Entire Agreement. This Agreement and all of the Schedules to this Agreement, together with any agreements, instruments, certificates and other documents contemplated to be executed and delivered pursuant to this Agreement, and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and, except as stated in this Agreement and any of the Schedules to this Agreement and in the agreements, instruments, certificates and other documents to be executed and delivered pursuant to this Agreement, contains all of the representations, undertakings and agreements of the parties.

(d)Currency. All references to money shall refer to Canadian funds.

(e)Severability. If any provision contained in this Agreement or its application to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected, and each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

(f)Statute References. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute (and regulations thereunder) or section as amended, restated or re-enacted from time to time.

(g)Time. Time shall be of the essence of this Agreement.    Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the parties or by their respective solicitors. Where anything is required to be done under this Agreement on a day that is not a Business Day, then the time for such thing to be done shall be the next following Business Day.

(h)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the Laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.

(i)Jurisdiction. Each of the parties irrevocably and unconditionally: (i) submits to the exclusive jurisdiction of the court of the Province of Alberta over any action or proceeding arising out of or related to this Agreement; (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts; and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

(j)Made available to Purchaser. Any reference in this Agreement to a document or matter being made available to the Purchaser or being provided to the Purchaser means that such document or matter has been posted in the “Project Cobalt”

electronic data room hosted by Datasite to which the Purchaser has access, as such site existed as of 5:00 p.m. on the date that is two  (2) Business Days prior to the Execution Date.

Article 2
AGREEMENT OF PURCHASE AND SALE

2.1Agreement of Purchase and Sale

The Vendor hereby agrees to sell, transfer and assign to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor, the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, for the Purchase Price and on and subject to the terms and conditions of this Agreement.

Notwithstanding anything contained herein, it is agreed that the Purchaser’s agreement to purchase and the Vendor’s agreement to sell the Purchased Assets on a portfolio basis does not constitute an agreement of purchase and sale in respect of any part of the Purchased Assets independently of any of the other Purchased Assets.  The Vendor and the Purchaser hereby agree that if the Closing is to occur, it must be in respect of all of the Purchased Assets, and unless the parties hereafter otherwise agree, the Purchaser shall not have the right to acquire, and the Vendor shall not have the right to require the Purchaser to acquire, less than all of the Purchased Assets.  Without limiting the foregoing, the parties acknowledge and agree that the obligation of the parties to consummate the acquisition of the Purchased Assets hereunder shall be conditioned upon the concurrent consummation of the Purchaser’s acquisition of the Century Downs Option Assets pursuant to the closing of the transaction under the Century Downs Option Purchase Agreement.

The parties acknowledge and agree that, upon Closing and the effectuation of the Century/VICI Master Lease, the Properties, together with the existing properties heretofore demised under the Existing Century/VICI Master Lease, will form a single economic unit and the Century/VICI Master Lease will constitute a single, indivisible lease of all of the Leased Property (as defined therein).

2.2Binding Agreement

The agreements of the Vendor and the Purchaser set forth in Section 2.1 create and constitute a binding agreement of purchase and sale of the Purchased Assets on and subject to the provisions of this Agreement.

Article 3
DELIVERIES, PURCHASER’S ACKNOWLEDGEMENT & CONFIDENTIALITY

3.1Inspection of Properties

During the period between the Execution Date and the Closing Date, (i) Purchaser, at its cost, may conduct such surveys and testing, investigations and inspections of the Properties including physical and structural inspections, tests (including soil tests and roof core samples) and environmental audits, including Phase I and Phase II environmental site assessments of soil and groundwater conditions, site investigations, or other tests, measurements or surveys,  in each case subject to the remaining provisions of this Section 3.1 (collectively “Inspections”) as Purchaser elects in its sole discretion, and (ii) the Vendor shall provide, at reasonable times during normal business hours, reasonable access to the Properties to Purchaser and Purchaser’s Representatives for such purpose. Purchaser’s right to perform the Inspections will not unreasonably interfere with the rights of the tenants, guests and customers at the Properties and the Inspections shall not unreasonably interfere with the Vendor’s business operations at the Properties. Purchaser will cause each of Purchaser’s Representatives, contractors and consultants that will be performing such Inspections (other than purely visual inspections) to obtain commercial general liability insurance on an occurrence basis as well as aggregate limit bodily injury, death and property damage per occurrence, in each case with limits of not less than Three Million Dollars ($3,000,000.00) per occurrence.

Purchaser hereby agrees to indemnify and hold harmless the Vendor and its Affiliates from and against any Claims the Vendor or any of its Affiliates shall incur as the result of the acts or omissions (where there was a duty to act) of Purchaser or Purchaser’s Representatives, contractors or consultants in conducting the Inspections; provided,  however, (i) the foregoing indemnity and agreement to hold the Vendor and its Affiliates harmless shall not apply to, and Purchaser shall not be liable or responsible for, (A) the discovery of any fact or circumstance not caused by Purchaser or Purchaser’s Representatives, (B) any pre-existing condition, or (C) the negligence or willful misconduct of the Vendor or any of its respective Affiliates or any of their respective agents, employees, consultants or Representatives, and (ii) in no event shall Purchaser be liable for any consequential, punitive or special damages.  This paragraph shall survive the termination of this Agreement.

The Vendor shall deliver (and in the case of the fee simple interest in the Century Downs Lands, make reasonable commercial efforts to cause the Century Downs Landlord to deliver) to the Purchaser, within three (3) Business Days after a request therefor, authorizations to relevant Governmental Authorities necessary to permit the Purchaser to obtain information relating to the Purchased Assets, which authorizations shall be prepared by the Purchaser and approved by the Vendor, acting reasonably.

3.2Purchaser’s Acknowledgement

The Purchaser acknowledges and agrees as of the Execution Date and as of the Closing Date that, subject to the express representations and warranties of the Vendor contained in Section 8.1, the Purchased Assets are being purchased and assumed by the Purchaser on an “as is, where is” basis as of the Execution Date, subject to reasonable wear and tear and the provisions of Article 9 including Section 9.2 below, without any express or implied agreement, representation or warranty of any kind whatsoever as to the title, condition, area, suitability for development, physical characteristics, profitability, use or zoning, the existence of defects, any environmental matter or as to the accuracy, currency or completeness of any information or documentation supplied or to be supplied in connection with the Purchased Assets or the Properties and, without limiting the foregoing, any and all conditions or warranties expressed or implied pursuant to the Sale of Goods Act (Alberta) or other similar legislation will not apply and are waived by the Purchaser. Moreover, and for greater certainty, and without limiting the generality of the foregoing, the Vendor makes no representations, warranties, agreements, covenants or indemnities, except, in each case, as expressly set out herein or in any Closing Document.  This Section 3.2 shall survive the termination of this Agreement.

3.3Confidentiality

(a)The Parties acknowledge and agree that the Confidentiality Agreement remains in full force and effect and shall apply to all information furnished thereunder or hereunder. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. The provisions of this Section 3.3(a) shall survive the termination of this Agreement.

(b)The Purchaser acknowledges and agrees that from and after the Effective Date until Closing, it will comply with the covenants set out in the Confidentiality Agreement in respect of information obtained by Purchaser or Purchaser’s representatives from the Inspections, if and to the extent such information can reasonably be regarded as being confidential. The provisions of this Section 3.3(b) shall merge on Closing.

(c)The Parties shall each use commercially reasonable efforts to agree on the form and content of any initial press release or other public statement regarding the Transactions and shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use commercially reasonable efforts to agree upon, any press release or other public statement with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except to the extent that such consultation or consideration is not possible as a result of applicable Law (including applicable securities laws and any Gaming Laws) or by obligations pursuant to any listing agreement with any United States national securities exchange or national securities quotation system, it being understood and agreed that each of Vendor Parent and VICI REIT may elect to file one or more Current Reports on Form 8-K with the Securities and Exchange Commission in connection with the Transactions and each of Vendor and Purchaser shall cooperate with each other with regard to the filing of such Current Reports.

Article 4
APPROVALS

4.1Gaming Approvals

(a)To the extent not already received prior to the Execution Date, the Vendor covenants and agrees to use reasonable best efforts to obtain the Gaming Approvals as soon as reasonably practicable following the Execution Date, including by delivering a written notice on the Execution Date to each of the AGLC, Horse Racing Alberta, and the Canadian Pari-Mutuel Agency (i) informing each of them of Vendor’s intent to consummate the Transactions and the identity of the Purchaser as the purchaser of the Purchased Assets and (ii) requesting from each of them confirmation whether any Gaming Approval from such Gaming Authority is required to complete the Transactions and to ensure the continuation of the Business at the Properties after the Closing. Such notices shall be in the form and contain the content approved by the Purchaser’s Solicitors acting reasonably. Vendor shall keep Purchaser reasonably informed with respect to Vendor’s pursuit of Gaming Approvals and agrees to notify Purchaser promptly upon receipt of any concerns expressed in writing by any Gaming Authority with respect to the prospects for the timely consummation of the Transactions or the continuation of the Business at the Properties from and after the Closing.  Immediately upon Closing, the Vendor shall in writing notify the Canadian Pari-Mutuel Agency that there has been a change to the evidence that Vendor leases the Century Downs Property and the Century Mile Property and, if required by the Canadian Pari-Mutuel Agency or otherwise required by the Gaming Laws, the Vendor shall provide the Canadian Pari-Mutuel Agency with a copy of the Century/VICI Master Lease, unless such requirement for notice is waived by the Canadian Pari-Mutuel Agency; provided,  however, that, subject to applicable Gaming Laws, the Vendor shall cooperate with the Purchaser’s requests to redact or withhold disclosure of such portions of the Century/VICI Master Lease identified by the Purchaser as being commercially sensitive or if the disclosure of such information to the Canadian Pari-Mutuel Agency would reasonably be considered to adversely affect the Purchaser or its business operations or those of its Affiliates, in each case, as determined by the Purchaser in its sole discretion. The Vendor shall be solely responsible for its own costs and expenses in connection with obtaining the Gaming Approvals and to the extent applicable, the Purchaser shall be solely responsible for its own such costs. Further, each of the Vendor and the Purchaser agree to coordinate and cooperate with one another and with all relevant Gaming Authorities in order to obtain all requisite Gaming Approvals, including exchanging such information and supplying such assistance as may be reasonably requested by the other party in connection with the foregoing (including all notices and information supplied to or filed with any Gaming Authority or Governmental Authority and all notices and correspondence received from any Gaming Authority or Governmental Authority related to the foregoing), and furnishing such documents or other information as may be required by Gaming Laws and requested by any such Gaming Authorities relating to the Vendor, the Purchaser, the Purchased Assets and the Transactions, provided,  however, that the provision of all such documents or other information by the Purchaser to a Gaming Authority may be done on a confidential basis and not disclosed to the Vendor and nothing in this provision requires the Purchaser to provide to any Gaming Authority any documents or other information which is commercially sensitive or if the disclosure of such information to any Gaming Authority would reasonably be considered to materially adversely affect the Purchaser or its business operations or those of its Affiliates, in each case, as determined by the Purchaser, in its sole discretion. Subject to applicable Gaming Laws, the Vendor shall cooperate with the Purchaser’s efforts to minimize disclosure to any Gaming Authority of information and documents related to the Purchaser.

(b)Notwithstanding anything to the contrary in this Agreement:

(i)neither Purchaser nor any of its Affiliates shall have any obligation to take any action or refrain from taking any action in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Agreement to the extent that such action or inaction would, individually or in the aggregate, reasonably be expected to (A) (i) result in Purchaser not acquiring the Purchased Assets, or (ii) require Purchaser or any of its Affiliates to (1) divest any facility located on the Properties, or (2) sell, divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of their respective facilities, properties, businesses, assets, equity interests or Contracts, (B) require Purchaser or any of its Affiliates to undertake construction activity, (C)  require (i) Purchaser or any of its Affiliates to obtain a nonrestricted license casino operator license, casino management company license, a casino facility license, a racing entertainment facility licence, a licence issued by Horse Racing Alberta, a permit or license issued by the Canadian Pari-Mutuel Agency, or such other Gaming Approval for which the holder is responsible for the management, operation or conduct of Gaming Activity from a Governmental Authority or (ii) a nonrestricted license, casino operator license, casino management company license, a racing entertainment facility licence, a licence issued by Horse Racing Alberta, a permit or license issued by the Canadian Pari-Mutuel Agency, or such other Gaming Approval for which the holder is responsible for the management, operation or conduct of Gaming Activity to own the building where Gaming Activity is conducted, (D) require Purchaser or any of its Affiliates to terminate, amend, modify or extend existing relationships and contractual rights and obligations with respect to any real property including any real property lease or any tenant (including the Existing Century/VICI Master Lease, the Existing Century Guaranty, the Century/VICI Master Lease, the Century Guaranty or the Century/VICI Master Lease Caveats), (E) require Purchaser or any of its Affiliates to agree to any prohibition on the ownership of any other Affiliates, (F) require Purchaser or any of its Affiliates to litigate or defend any suit or proceeding brought by the U.S. Federal Trade Commission, the U.S. Department of Justice, the Commissioner of Competition or any Governmental Authority, whether judicial or administrative, or (G) otherwise have a material and adverse impact on Purchaser or its Affiliates; and

(ii)Purchaser and its Affiliates shall have no obligation to (A) take any action or refrain from taking any action pursuant to this Agreement, including, for the avoidance of doubt, any action or inaction requested by Governmental Authorities, including Gaming Authorities, if Purchaser obtains a legal opinion from a nationally recognized law firm in the United States that such action or inaction would be reasonably likely to materially impair Purchaser, its direct or indirect owner or its subsidiaries from continuing to be treated as a “real estate investment trust” under Section 856(a) of the United States Internal Revenue Code of 1986, as amended (the “U.S. Code”), or any similar or successor provisions thereto; (B) file or cause to be filed premerger notification or take any action under or related to either (i) the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or (ii)  the Competition Act; (C) seek, request or obtain approval from any Governmental Authority in connection with the operation or ownership of the Business as of the date hereof or as of the Closing Date;  or (D) take, or agree to take, action that is not conditioned upon, and effective at or after, the Closing.

4.2Foreign Ownership of Land Compliance

The Parties acknowledge that an application in respect of the issuance of an Order in Council for purposes of satisfying the FOL Conditions was submitted to FOLA prior to the Execution Date (the “FOLA Application”).  Each of the Vendor and the Purchaser (with respect to Purchaser, subject to Section 4.1(b) above) agree to coordinate and cooperate with one another in connection with the FOLA Application, including by way of providing such documents or information relating to the Vendor, the Purchaser, the Properties and the Transactions as FOLA may properly require; provided,  however, that nothing in this Agreement requires any Party to provide to FOLA any documents or other information which are commercially sensitive or if the disclosure of such documents or information to FOLA would reasonably be considered to materially adversely affect such Party or its business operations or those of its Affiliates.  Each of the Parties shall be solely responsible for its own costs and expenses in connection with satisfying the FOL Conditions, including in connection with making and pursuing the FOLA Application.

Article 5
PURCHASE PRICE

5.1Satisfaction of Purchase Price

(a)The Purchase Price shall be paid by the Purchaser by electronic wire transfer of immediately available funds on the Closing Date as follows: (1) the Century Purchase Price in trust to the Vendor’s Solicitors pursuant to the wiring instructions to be provided by the Vendor’s Solicitors to the Purchaser’s Solicitors in writing not later than two (2) Business Days prior to the Closing Date, and (2) the Option Purchase Price (i) if the Century Downs Vendor shall have consummated the acquisition of the Century Downs Option Assets pursuant to the Century Downs Option Purchase Agreement, in trust to the Vendor’s Solicitors pursuant to the wiring instructions to be provided by the Vendor’s Solicitors to the Purchaser’s Solicitors in writing not later than two (2) Business Days prior to the Closing Date, or (ii) if the Century Downs Vendor shall not have consummated the acquisition of the Century Downs Option Assets pursuant to the Century Downs Option Purchase Agreement, in trust to the Century Downs Landlord’s solicitors on appropriate trust conditions consistent with the requirement that the Purchaser’s acquisition of the Purchased Assets pursuant to this Agreement and the Century Downs Option Assets pursuant to the Century Downs Option Purchase Agreement be consummated concurrently.

(b)If the Transactions are not completed:

(i)as a result of the termination of this Agreement by Vendor pursuant to Section 6.3(a)(iv) and, at the time of such termination, all of the conditions to Purchaser’s obligation to consummate the Closing have been satisfied (other than any such conditions which, by their nature, are to be satisfied at the Closing), the Purchaser shall pay to the Vendor a fee equal to two percent (2%) of the Purchase Price (the “Termination Fee”), as the sole and exclusive remedy of the Vendor (whether at Law, in equity, in contract, in tort or otherwise) against the Purchaser in connection with such termination and the Vendor hereby waives all other remedies with respect to such default, including any right to seek the specific performance of the Purchaser’s obligation to complete the Transactions.  The Termination Fee shall be payable by electronic wire transfer of immediately available funds no later than three (3) Business Days after such termination.  Without limitation to the foregoing, the Purchaser shall have no obligation or liability to the Vendor in connection with or arising from the non-completion of the purchase and sale transaction pursuant to the Century Downs Option Purchase Agreement, including any increase in the purchase price payable for the Century Downs Option Assets upon any future exercise of the option to purchase contained in the Century Downs Ground Lease; and

(ii)by reason of the default of the Vendor, the Purchaser shall have all recourse or remedies available to the Purchaser (whether at Law, in equity, in contract, in tort or otherwise) in connection with such default, including the right to seek the specific performance of the Vendor’s  obligation to complete the Transactions and the right of the Purchaser to make a claim against the Vendor for any Losses that may be suffered by the Purchaser as a result of such default by the Vendor;  provided,  however, that the amount of such claim shall not exceed an amount equal to two percent (2%) of the Purchase Price and provided further that the Purchaser shall not make a claim against the Vendor in respect of such default unless such default is not cured in all material respects within thirty (30) days after written notice thereof is given by the Purchaser to the Vendor. For the avoidance of doubt, the limitations described in the foregoing provisos shall not limit, vitiate or supersede Purchaser’s right to pursue all equitable remedies, including specific performance with respect to the Vendor’s  obligations under this Agreement, at any time from time to time.

(c)Notwithstanding anything to the contrary in this Agreement, the Vendor’s right to receive the Termination Fee pursuant to Section 5.1(b)(i) shall be deemed to be liquidated damages for any and all Losses suffered or incurred by the Vendor or Vendor Parent or any other person as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transactions to be consummated for any reason whatsoever, and shall be the sole and exclusive remedy of Vendor, Vendor Parent and their respective Affiliates against Purchaser and any of its former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, representatives or agents for any Losses suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transactions to be consummated for any reason whatsoever.    Notwithstanding anything to the contrary set forth in this Agreement (including Section 6.3(e)), upon the Vendor’s receipt of the Termination Fee, none of Purchaser or any of its former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of the breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transactions to be consummated for any reason whatsoever.  In no event shall Purchaser be obligated to pay the Termination Fee on more than one occasion.

(d)The provisions of Sections 5.1(b) and (c) above shall survive the termination of this Agreement.

5.2No Adjustments

There will be no adjustment or proration of income or expenses relating to the Purchased Assets under this Agreement.

5.3Transfer Taxes

(a)The Purchaser shall be liable for and shall pay, in addition to the Purchase Price, all federal and provincial real estate transfer taxes or fees and all GST generated in connection with the conveyance or transfer of the Purchased Assets by the Vendor or the Century Downs Property by the Century Downs Landlord, as applicable, in each case to the Purchaser (or to the applicable VICI Landlord), but excluding any other taxes payable in connection with the conveyance or transfer of the Purchased Assets by the Vendor or the Century Downs Option Assets by the Century Downs Landlord, as applicable, in each case to the Purchaser (or to the applicable VICI Landlord) or any of the other Transactions, including income taxes payable by the Vendor or the Century Downs Landlord as a result of the conveyance or transfer of the Purchased Assets by the Vendor or the Century Downs Option Assets by the Century Downs Landlord, which shall be the responsibility of the Vendor.  The Purchaser shall file all necessary Tax Returns and other documentation with respect to all such real estate transfer taxes and, if required by Applicable Laws, the Vendor shall, subject to Vendor’s review and approval in Vendor’s discretion, acting reasonably, jointly execute any such Tax Returns and other documentation.

(b)Provided that the Purchaser is duly and validly registered or has submitted a GST registration with an effective date of the Closing and provided that the Purchaser delivers the declaration and indemnity in respect of the GST required pursuant to Section 7.2(h), the Vendor shall not collect the applicable GST from the Purchaser on Closing and instead the Purchaser shall self-assess and remit any GST to the

Receiver General of Canada and/or other provincial agency, if applicable, when and to the extent required by the Excise Tax Act (Canada) or relevant provincial legislation. The Purchaser hereby agrees to indemnify and save harmless the Vendor and its shareholders, directors, officers and employees from all Claims incurred, suffered or sustained as a result of a failure by the Purchaser: (a) to be duly and validly registered for GST purposes at the time of Closing; (b) to pay any and all taxes payable by the Purchaser for which the Purchaser is responsible pursuant to Section 5.3(a); and/or (c) to file any applicable returns, certificates, filings, elections, notices or other documents required to be filed by the Purchaser with any federal and provincial taxing authorities in connection with the conveyance or transfer of the Purchased Assets.

(c)In the event the beneficial and/or legal interest in any one or more of the Purchased Assets is transferred to a Person other than the Purchaser, as contemplated pursuant to Section 7.1, references to the Purchaser in this Section 5.3 shall be deemed to be to such Person where applicable, to the exclusion of the Purchaser on its own accord.

(d)The Vendor shall be liable for and hereby indemnifies and holds the Purchaser harmless from and against any and all taxes for which the Vendor is responsible pursuant to Section 5.3(a).

5.4Allocation of Purchase Price

The Vendor and the Purchaser agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule “Q” attached hereto (the “Purchase Price Allocation”).  The Vendor and Purchaser agree to (i) be bound by the Purchase Price Allocation, (ii) act in accordance with the Purchase Price Allocation in the filing of all Tax Returns and in the course of any tax audit, assessment, reassessment, tax examination or tax litigation relating thereto, and (iii) take no position and cause their Affiliates to take no position inconsistent with the Purchase Price Allocation for tax purposes, unless otherwise required by a change in Applicable Laws or pursuant to the good faith resolution of a tax contest.

Article 6
CONDITIONS TO CLOSING; TERMINATION

6.1Conditions for the Vendor

The obligation of the Vendor to complete the Transactions shall be subject to the following conditions to be waived or satisfied on or before the date specified below:

(a)on Closing, all Gaming Approvals shall have been obtained and remain in full force and effect;

(b)on Closing, an Order in Council shall have been issued which excludes from the operation of the FOL Regulation the acquisition by the applicable Century Tenant of the leasehold interest in the Century Downs Property to be granted by the applicable VICI Landlord pursuant to the Century/VICI Master Lease upon such terms and conditions, if any, as may be imposed pursuant to such Order in Council as are satisfactory to the Vendor, acting reasonably;

(c)on Closing, the Vendor shall be satisfied, acting reasonably, that the subleasehold interest in the Century Mile Property to be granted to the applicable Century Tenant by the applicable VICI Landlord pursuant to the Century/VICI Master Lease may be acquired by the applicable Century Tenant in compliance with the FOL Regulations, if and as applicable, and upon such terms and conditions, if any, as may be imposed by the applicable Governmental Authority as are satisfactory to the Vendor, acting reasonably;

(d)on Closing, the Century Mile Sublandlord shall have delivered the Century Mile Ground Lease Consent;

(e)on Closing, the Purchase Price shall have been paid in accordance with Section 5.1(a), and all documents and other deliveries to be delivered by the Purchaser pursuant to Section 7.2 shall have been delivered;

(f)on Closing, all of the terms, covenants and conditions of the Agreement to be complied with or performed by the Purchaser at or prior to Closing shall have been complied with or performed in all material respects;

(g)on Closing, the representations and warranties set forth in Section 8.2 hereof shall be true and accurate in all material respects, on, with the same effect as if made on and as of, the Closing Date, and the Bring-Down Certificate re: Purchaser shall have been delivered;

(h)on Closing, unless the Century Downs Vendor shall have consummated the acquisition of the Century Downs Option Assets pursuant to the Century Downs Option Purchase Agreement prior to Closing, the Century Downs Landlord shall consummate the closing of the sale of the Century Downs Option Assets to the applicable VICI Landlord in accordance with the Century Downs Option Purchase Agreement;

(i)on Closing and immediately prior to the entry into the Century/VICI Master Lease, the Existing Century/VICI Master Lease shall be in full force and effect and there shall be no monetary or material non-monetary defaults, or events which, with notice, the passage of time or both, would constitute a monetary or material non-monetary default, by the landlord thereunder; and

(j)on Closing, no legal or regulatory action or proceeding shall have been commenced by any third party, including any Governmental Authority, nor any injunction or other order awarded, and continuing in force or Law in effect, to enjoin, restrict or prohibit the Transactions contemplated hereby.

The conditions set forth in Section 6.1 are for the sole benefit of the Vendor and may be waived in writing in whole or in part by the Vendor by Notice to the Purchaser on or before the applicable date referred to above, without prejudice to the right to terminate this Agreement in the event of the non-fulfilment of any other condition or conditions not so waived.

Notwithstanding the foregoing, if all of the conditions to Vendor’s obligation to complete the Transaction have been satisfied other than obtaining a Gaming Approval from the Canadian Pari-Mutuel Agency in circumstances where the Canadian Pari-Mutuel Agency has not refused to grant a Gaming Approval, Section 6.1(a) will be deemed satisfied solely for the purposes of this Section 6.1 and, notwithstanding Section 6.3(a)(ii), the Vendor’s right to terminate this Agreement under Section 6.3(a)(ii) shall not be available to the Vendor merely because such Gaming Approval has not been obtained.

6.2Conditions for the Purchaser

The obligation of the Purchaser to complete the Transactions shall be subject to the following conditions to be waived or satisfied on or before the date specified below:

(a)on Closing, the Gaming Approvals shall have been obtained and remain in full force and effect;

(b)on Closing, an Order in Council shall have been issued which excludes from the operation of the FOL Regulation the acquisition of the fee simple interest in the Century Downs Property by the applicable VICI Landlord from the Century Downs Landlord as part of the Century Downs Option Assets pursuant to the Century Downs Option Purchase Agreement and this Agreement upon such terms and conditions, if any, as may be imposed pursuant to such Order in Council as are satisfactory to the Purchaser in its sole and absolute discretion;

(c)on Closing, an Order in Council shall have been issued which excludes from the operation of the FOL Regulation the acquisition of the subleasehold interest in the Century Mile Property by the applicable VICI Landlord from the Century Mile Vendor pursuant to this Agreement upon such terms and conditions, if any, as may be imposed pursuant to such Order in Council as are satisfactory to the Purchaser in its sole and absolute discretion;

(d)on Closing, the Century Mile Sublandlord shall have delivered the Century Mile Ground Lease Consent;

(e)on Closing, the Century Mile Sublandlord shall have executed an amendment to the Century Mile Ground Sublease in a form satisfactory to the Purchaser, in its sole discretion, which shall include the items set forth on Schedule “S-1” attached hereto (which amendment will be effective upon the closing of the Transactions);

(f)on Closing, the Century Mile Sublandlord shall have delivered a written consent with respect to the grant of a mortgage by the Purchaser of its interest in the Century Mile Ground Lease and the Century Mile Sublandlord shall have executed delivered an Acknowledgement and Consent Agreement (as defined in the Century Mile Ground Sublease) with respect to such mortgage in a form satisfactory to the Purchaser, in its sole discretion;

(g)on Closing, each of the Century Downs Vendor SHA, the Century Mile Ground Lease and the Century Mile Ground Sublease shall be in full force and effect and unamended (except as permitted in accordance with this Agreement and, in the case of the Century Mile Ground Lease, except and only to the extent that any such amendment thereto would not have a material adverse effect upon the use of or operations of the demised premises under the Century Mile Ground Sublease or the value of the subleasehold interest under the Century Mile Ground Sublease) and there shall be no defaults, or events which, with notice, the passage of time or both, would constitute a default under the Century Downs Ground Lease or the Century Mile Ground Sublease;

(h)on Closing, all documents and other deliveries to be delivered by the Vendor pursuant to Section 7.1 shall have been delivered;

(i)on Closing, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed in all material respects;

(j)on Closing, no legal or regulatory action or proceeding shall have been commenced by any third party, including any Governmental Authority, nor any injunction or other order awarded and continuing in force or Law in effect, to enjoin, restrict or prohibit the Transactions contemplated hereby;

(k)on Closing, the representations and warranties set forth in Section 8.1 hereof shall be true and accurate in all material respects, on, with the same effect as if made on and as of, the Closing Date, and the Bring-Down Certificate re: Vendor shall have been delivered;

(l)on Closing, unless the Century Downs Vendor shall have consummated the acquisition of the Century Downs Option Assets pursuant to the Century Downs Option Purchase Agreement prior to Closing in accordance with the provisions of this Agreement,  the Century Downs Landlord shall consummate the closing of the sale of the Century Downs Option Assets to the applicable VICI Landlord in accordance with the Century Downs Option Purchase Agreement and this Agreement;

(m)on Closing and since the Execution Date, there shall not have been, with respect to one or more of the Purchased Assets,  any change, event, occurrence, condition, development or effect that, taken together with all other changes, events, occurrences, conditions, developments and effects, has had, or would be reasonably likely to have a Material Adverse Effect;

(n)on Closing, subject to payment of the premium in respect thereof and satisfaction of the FOL Conditions, the Title Company shall be irrevocably committed to issue the Owner’s Title Policy to the Purchaser, subject only to the Permitted Encumbrances;

(o)on Closing, any Gaming License/Agreement required for the conduct or operation of the Business shall be in full force and effect and in good standing, in each case, in all material respects, and shall not be subject to any proceedings before any Governmental Authority to suspend or revoke such Gaming License/Agreement;

(p)on Closing and immediately prior to the entry into the Century/VICI Master Lease, the Existing Century/VICI Master Lease shall be in full force and effect and there shall be no monetary or material non-monetary defaults, or events which, with notice, the passage of time or both, would constitute a monetary or material non-monetary default, by the tenant thereunder; and

(q)on Closing, no material portion of any Property shall be either temporarily or permanently shut down, other than with respect to any temporary shutdown done in the Ordinary Course of Business, nor shall 30% or more of the gaming positions at any Property be temporarily or permanently shut down.

The conditions set forth in Section 6.2 are for the sole benefit of the Purchaser and may be waived in whole or in part by the Purchaser by Notice to the Vendor in writing on or before the applicable date referred to above, without prejudice to the right to terminate this Agreement in the event of non-fulfilment of any other condition or conditions not so waived.

6.3Termination

(a)This Agreement may be terminated at any time prior to Closing by written notice by the terminating party to the other Parties:

(i)by mutual agreement of the Vendor and the Purchaser;

(ii)by the Vendor, on one hand, or the Purchaser, on the other hand, if (A) any Gaming Authority has made a final determination that such Gaming Authority will not unconditionally issue all Gaming Approvals that are necessary to satisfy the conditions set forth in Section 6.1(a) and Section 6.2(a), or (B) if a court of competent jurisdiction or other Governmental Authority shall have issued a final non-appealable order, decree or ruling or taken any other final non-appealable action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and one or more of the transactions contemplated hereby; provided,  however, that the right to terminate this Agreement under this Section 6.3(a)(ii) shall not be available to any Party whose action or failure to act has been the primary cause of such order, decree, ruling or final action, and such Party’s action or failure to act constitutes a breach of this Agreement;

(iii)by the Purchaser, if the Vendor has breached any representation, warranty, covenant or agreement on the part of the Vendor set forth in this Agreement that would result in a failure of a condition set forth in Section 6.2(i) or Section 6.2(k), and such breach is not cured in all material respects within thirty (30) days after written notice thereof; provided,  however, provided that the right to terminate this Agreement pursuant to this Section 6.3(a)(iii) shall only be available if the Purchaser is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of the conditions set forth in Section 6.1(f) or Section 6.1(g) to be satisfied;

(iv)by the Vendor, if the Purchaser has breached any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement that would result in a failure of a condition set forth in Section 6.1(f) or Section 6.1(g), and such breach is not cured in all material respects within thirty (30)  days after written notice thereof; provided that the right to terminate this Agreement pursuant to this Section 6.3(a)(iv) shall only be available if the Vendor is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of the conditions set forth in Section 6.2(i) or Section 6.2(k) to be satisfied; and

(v)by the Purchaser, upon the occurrence of a Material Expropriation Event or Material Casualty Event, in accordance with Section 9.2.

(b)In the event that the Closing shall not have been consummated on or prior to the Outside Date (as the same may be extended as expressly set forth below), this Agreement may be terminated by either the Vendor or the Purchaser by notice in writing to the other; provided, however, that if satisfaction of the conditions contained in:

(i)any of Sections 6.1(a),  6.1(b),  6.1(c),  6.1(d),  6.1(h),  6.1(j),  6.2(a),  6.2(b),  6.2(c),  6.2(d),  6.2(j) and/or 6.2(l) are the sole remaining condition(s) to Closing (other than conditions to be satisfied or waived at or upon the Closing) and the satisfaction of such conditions remains reasonably possible, the Vendor shall have the right, in the Vendor’s sole and absolute discretion, to extend the Outside Date by written notice delivered to the Purchaser on or before the expiration of the Outside Date then in effect, one or more times for a thirty (30) day period not to exceed ninety (90) days in the aggregate;

(ii)any of Sections 6.1(a),  6.1(b),  6.1(c),  6.1(d),  6.1(h),  6.1(j),  6.2(a),  6.2(b),  6.2(c),  6.2(d),  6.2(e),  6.2(f),  6.2(g), 6.2(j) and/or 6.2(l) are the sole remaining condition(s) to Closing (other than conditions to be satisfied or waived at or upon the Closing) and the satisfaction of such conditions remains reasonably possible, the Purchaser shall have the right, in the Purchaser’s sole and absolute discretion, to extend the Outside Date by written notice delivered to the Vendor on or before the expiration of the Outside Date then in effect, one or more times for a thirty (30) day period not to exceed ninety (90) days in the aggregate; and

(iii)notwithstanding anything to the contrary contained herein, in no event shall any extension of the Outside Date pursuant to this Section 6.3(b) exceed ninety (90) days in the aggregate.

(c)The Parties agree that all conditions herein are conditions of the obligations of the party named in the relevant section to complete the Transactions and are not conditions precedent to the existence or enforceability of this Agreement.

(d)Upon reasonable request from time to time, the Parties agree to provide reasonable information to each other as to the status of the fulfilment of the conditions herein contained.

(e)In the event of termination of this Agreement as provided in Section 6.3(a) and (b), there shall be no liability or obligation on the part of the Purchaser, on the one hand, or the Vendor, on the other hand, or their respective Affiliates or Representatives, in either case, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), in each case whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Laws or otherwise and whether by or through attempted piercing of the corporate veil, by or through any claim by or on behalf of a party hereto or another Person or otherwise, other than pursuant to Section 5.1(b) and (c), and such other provisions that survive such termination as set forth herein.

6.4Commercially Reasonable Efforts to Satisfy Conditions

Each of the Vendor and the Purchaser covenant and agree, subject to the terms of this Agreement, to act in good faith and use commercially reasonable efforts in the circumstances to satisfy or cause to be satisfied (except as otherwise expressly set forth herein, at its sole cost) the conditions set forth in Section 6.1 and Section 6.2, respectively, and, with respect to the Vendor, the condition in Section 3(a) in the Fifth Amendment to the Century Downs Ground Lease,  provided that no party shall be required to spend money or incur additional obligations to obtain the necessary assistance or co-operation of any third party to satisfy any condition, other than expenditure of reasonable legal fees and all other expenditures expressly required pursuant to the terms of this Agreement.  The Purchaser and the Vendor shall act in good faith in determining whether or not a condition in its favour has been satisfied. Subject to the foregoing, each party will cooperate in support of all things necessary to give effect to this Agreement.

Article 7
CLOSING MATTERS

7.1Vendor’s Closing Deliveries

On or before three (3) Business Days prior to the Closing Date (or such later date as may be agreed to in writing between the Parties or the Vendor’s Solicitors and the Purchaser’s Solicitors as the case may be), subject to the terms and conditions of this Agreement, each Vendor shall, with respect to the applicable Property in which it owns an interest, execute or cause to be executed and shall deliver or cause to be delivered to the Purchaser’s Solicitors the following, executed by all parties thereto other than the Purchaser as applicable:

(a)in respect of the Century Edmonton Property and the Century St. Albert Property, a  (i) transfer of land in the Prescribed Form registerable in the Alberta Land Titles Office transferring the fee simple interest in each such Property (collectively, the “Transfers”), and (ii) transfer of the beneficial interest in each such Property (collectively, the “Beneficial Transfers”), in each case to the Purchaser or as it may direct; for purposes of clause (a)(i), the Purchaser hereby designates, pursuant to Section 12.9 of this Agreement, that the transferees of the Vendor’s fee simple interest in such Properties shall be (i) in respect of the Century Edmonton Property, VICI CAN GP 1 ULC,  and (ii) in respect of the Century St. Albert Property, VICI CAN GP 2 ULC; for purposes of paragraph (a)(ii), the Purchaser hereby designates, pursuant to Section 12.9 of this Agreement, that the transferees of the Vendor’s beneficial interest in such Properties shall be (i) in respect of the Century Edmonton Property, VICI CAN 1 LP,  and (ii) in respect of the Century St. Albert Property, VICI CAN 2 LP; the Transfers shall, where applicable, include language which negatives the covenants implied by section 58(1) of the Land Titles Act (Alberta);

(b)a conveyance of all of the right, title and interest of the Century Downs Vendor in and to the Improvements located on the Century Downs Lands, effective immediately prior to the termination of the Century Downs Ground Lease;

(c)an assignment of the Century Mile Ground Sublease to VICI CAN GP 3 ULC in its capacity as the general partner of VICI CAN 3 LP (or as the Purchaser may otherwise direct in writing), the form of which is attached hereto as Schedule “V” (the “Assignment and Assumption of Century Mile Ground Sublease”);

(d)to the extent not previously delivered, the Assignment of the Century Downs Option Purchase Agreement by the Century Downs Vendor to VICI CAN GP 4 ULC in its capacity as the general partner of VICI CAN 4 LP (or as the Purchaser may otherwise direct in writing) in accordance with Section 9.2 below;

(e)(i) to the extent not previously delivered, the Assignment Agreement (as defined in the Fifth Amendment to the Century Downs Ground Lease), (ii) the Termination of Lease (as defined in the Fifth Amendment to the Century Downs Ground Lease), and (iii) such other documents, if any, required to be executed or delivered by the Century Downs Vendor pursuant to and in accordance with the closing of the purchase and sale of the Century Downs Option Assets pursuant to the Century Downs Option Purchase Agreement;

(f)a transfer in the Prescribed Form registerable in the Alberta Land Titles Office of (i) the Century Mile Ground Sublease Caveat in favour of VICI CAN GP 3 ULC and, (ii) the caveats held by the Century St. Albert Vendor filed under registration numbers 162 287 341 and 172 174 637 in favour of VICI CAN GP 2 ULC (collectively, the “Transfers of Caveat”);

(g)discharges in the Prescribed Form registerable in the Alberta Land Titles Office of all Encumbrances registered against all or any of the Properties and/or Purchased Assets which are not Permitted Encumbrances, including discharges of (i) the caveats filed against title to the Century Downs Lands charging the Century Downs Vendor’s leasehold interest in the Century Downs Lands under registration numbers 131 329 945, 131 329 946, 141 107 433, 171 121 011 and 171 121 012, and (ii) the caveat filed against title to the Century Edmonton Lands under registration number 092 125 527;

(h)a discharge in the Prescribed Form registerable in the Alberta Land Titles Office of the Century Downs Ground Lease Caveat;

(i)discharges or no-interest letters in respect of all financing statements and land charges registered against the Vendor which affect all or any of the Properties and/or Purchased Assets and which are in respect of Encumbrances other than those which are otherwise Permitted Encumbrances, including registration nos.  12092715179, 12102631400 and 18020917696 made against the Century Downs Vendor in the Alberta Personal Property Registry;

(j)the Century/VICI Master Lease, and any other documents, agreements or other deliveries to be made by the Century Tenant pursuant to the Century/VICI Master Lease;

(k)the amended and restated guaranty in the form attached to the Century/VICI Master Lease (the “Century Guaranty”), duly executed by the Vendor Parent;

(l)for each of the Properties, a caveat with respect to the Century/VICI Master Lease, in form reasonably acceptable to the VICI Landlord and duly executed by the applicable Century Tenant (the “Century/VICI Master Lease Caveats”);

(m)such statutory declarations and other documentation as are required to be delivered by the Vendor in connection the FOL Regulations for purposes of obtaining the filing of the Century/VICI Master Lease Caveats in the Alberta Land Titles Office;

(n)evidence of Century Tenant’s insurance as required pursuant to the Century/VICI Master Lease;

(o)an assignment of the Permitted Encumbrances as described in Part II of Schedule “B” hereto for the Century Edmonton Property and the Century St. Albert Property, the form of which is attached hereto as Schedule “E” (collectively, the “Assignment and Assumption of Permitted Encumbrances”) and to be entered into by the Purchaser or, if applicable, each Person to whom the legal interest in the applicable Property is transferred as contemplated in Section 7.1(a);

(p)the deliveries provided for in Section 7.2(d) executed by the applicable Vendor party, to the extent required to be executed by such Vendor party;

(q)the Bring-Down Certificate re: Vendor;

(r)a certificate executed by the Vendor certifying that the Vendor is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada);

(s)a certificate of the Vendor’s chief financial officer (or other executive vested with similar duties) in the form of Schedule “F”;

(t)the fixed asset ledger of the Vendor as of the last day of the most recent calendar month prior to the Closing Date as prepared by the Vendor as part of its customary trial balance, financial and tax reporting;

(u)if required by the Title Company, a certificate of possession or such other certificates and documents in form and substance as the Title Company may require in connection with the issuance of the Owner’s Title Policy (provided that same does not impose any personal liability on any officer or director of the Vendor);

(v)written evidence, in a form acceptable to the Purchaser acting reasonably, that the conditions in Sections 6.1(a) and 6.2(a) have been satisfied, which evidence shall include written Gaming Approvals from: (i) the AGLC; (ii) Horse Racing Alberta; and (iii) the Canadian Pari-Mutuel Agency; in each case unless such Gaming Authority has confirmed in writing that no Gaming Approval from such Gaming Authority is required under Gaming Laws in order to consummate and complete the Transactions and to ensure the continuation of the Business at the Properties from and after the Closing;

(w)the Century Mile Ground Lease Consent;

(x)written evidence, in a form acceptable to the Purchaser, of the release and discharge of any security affecting the Century Downs Property granted to Century Casinos Europe by the Century Downs Vendor; and

(y)without limitation by specific enumeration of the foregoing, all other customary documents reasonably required from the Vendor to consummate the Transactions which may be reasonably requested by the Purchaser, provided that same are in accordance with the spirit of the Transaction and do not impose any additional material costs or obligations on the Vendor.

All of the foregoing documents shall be in the forms specifically contemplated in this Agreement, or otherwise in form and substance acceptable to the Purchaser and the Vendor, each acting reasonably, provided that no such document shall contain any representation, warranty, covenant or indemnity that is in addition to or more onerous upon either the Vendor or the Purchaser than those expressly set forth in this Agreement.

7.2Purchaser’s Closing Deliveries

On or before three (3) Business Days prior to the Closing Date (or such later date as may be agreed between the Parties or the Vendor’s Solicitors and the Purchaser’s Solicitors as the case may be), subject to the terms and conditions of this Agreement, the Purchaser shall execute or cause to be executed and shall deliver or cause to be delivered to the Vendor’s Solicitors the following documents and other deliveries executed by the Purchaser, it being acknowledged and agreed that the Purchase Price shall be paid on the Closing Date as provided in Section 5.1(a):

(a)the Century/VICI Master Lease and those other deliveries of the Vendor pursuant to Section 7.1 which require execution by the Purchaser;

(b)(i) to the extent not previously delivered, the Assignment Agreement (as defined in the Fifth Amendment to the Century Downs Ground Lease), and (ii) such other documents, if any, required to be executed or delivered by the Assignee (as defined in the Fifth Amendment to the Century Downs Ground Lease) pursuant to and in accordance with the closing of the purchase and sale of the Century Downs Option Assets pursuant to the Century Downs Option Purchase Agreement;

(c)such statutory declarations and other documentation as are required to be delivered by the Purchaser or the applicable VICI Landlord in connection the FOL Regulations for purposes of obtaining the registration of the Transfers and the filing of the Transfer of Caveat in respect of the Century Mile Ground Sublease Caveat in the Alberta Land Titles Office;

(d)assumption agreements or other agreements, notices, undertakings or other instruments required to be delivered by the applicable VICI Landlord in favour of any other Person having an interest in the Properties pursuant to a Permitted Encumbrance described in Part 2 of Schedule “B”, including the following:

(i)an assumption agreement in respect of the restrictive covenant agreement dated October 1, 2016 made between 851896 Alberta Ltd., as grantor, and the Century St. Albert Vendor, as grantee, filed by caveat against title to the Century St. Albert Lands under registration number 162 287 341;

(ii)an acknowledgement in respect of the reciprocal easement agreement dated April 26, 2017 made between the Century St. Albert Vendor and 851896 Alberta Ltd. and filed by caveat against title to the Century St. Albert Lands under registration number 172 124 168 and against title to the St. Albert Hotel Property under registration number 172 124 637;

(iii)an assumption agreement in respect of the reciprocal easement agreement dated April 26, 2017 made between the Century St. Albert Vendor and 851896 Alberta Ltd. and filed by caveat against title to the Century St. Albert Lands under registration number 172 124 168 and against title to the St. Albert Hotel Property under registration number 172 124 637; and

(iv)an assumption agreement in respect of the access, utility and overland drainage blanket right of way easement dated October 8, 2014 made by 1685258 Alberta Ltd., as grantor, and 1685258 Alberta Ltd., as grantee, registered against title to the Century Downs Lands as registration number 141 281 578;

(e)the Assignment and Assumption of Century Mile Ground Sublease;

(f)the Assignment and Assumption of Permitted Encumbrances;

(g)the Leduc County Tri-Party Agreement;

(h)the Bring-Down Certificate re: Purchaser;

(i)a declaration and indemnity in respect of the GST including the indemnity provided for in Section 5.3, the form of which is attached hereto as Schedule “I”;  and to be given by the Purchaser or, if applicable, the Person to whom the beneficial interest in a Purchased Asset is transferred as contemplated in Section 7.1; and

(j)without limitation by specific enumeration of the foregoing, all other customary documents reasonably required from the Purchaser to consummate the Transactions which may be reasonably requested by Vendor, provided that same are in accordance with the spirit of the Transaction and do not impose any additional material costs or obligations on the Purchaser.

All of the foregoing documents shall be in the forms specifically contemplated in this Agreement, or otherwise in form and substance acceptable to the Purchaser and the Vendor acting reasonably and in good faith, provided that no such document shall contain any representation, warranty, covenant or indemnity that is in addition to or more onerous upon either the Vendor or the Purchaser than those expressly set forth in this Agreement.

7.3Closing Arrangements

(a)The Closing shall commence at 12:00 p.m. (MST) on the Closing Date at the offices of the Vendor’s Solicitors in Calgary, Alberta, or at such other time or place as the parties shall mutually agree upon in writing. The parties acknowledge and agree that deliveries required by Section 7.1 and Section 7.2 shall be made subject to such reasonable and customary trust conditions for the closing of real estate transactions by legal counsel in the City of Calgary and which are consistent with the terms and conditions of this Agreement (the “Trust Letter”).  In the event that the Century Downs Vendor shall not have consummated the acquisition of the Century Downs Option Assets pursuant to the Century Downs Option Purchase Agreement prior to Closing, the Trust Letter shall provide for the Option Purchase Price and the Closing Documents contemplated by Section 7.1(e) and Section 7.2(b) to be delivered by the Purchaser’s Solicitors to the solicitors for the Century Downs Landlord on trust conditions and undertakings which enable and permit the closing of the acquisition of the Century Downs Option Assets pursuant to the Century Downs Option Purchase Agreement to be completed concurrently with the Closing of the Purchased Assets.

(b)It is understood and agreed that the execution and delivery of all of the Closing Documents to be delivered at Closing and the payment of the Purchase Price are concurrent requirements and it is specifically agreed that nothing will be completed on the Closing Date until everything required to be paid, executed and delivered on the Closing Date has been so paid, executed and delivered, save and except for the registration of the Transfers,  the Century/VICI Master Lease Caveats, the Transfers of Caveat and any other documents submitted to the Alberta Land Titles Office, including the transfer and any other documents delivered in connection with the closing of the acquisition of the Century Downs Option Assets pursuant to the Century Downs Option Purchase Agreement (the “Registration Documents”), which registration will occur on a post-Closing basis in accordance with the terms of the Trust Letter and pursuant to the gap coverage provided by the Owner’s Title Policy to be obtained by the Purchaser in connection with Closing. The Purchaser specifically acknowledges and agrees that the Trust Letter shall provide that the Purchase Price shall be released to the Vendor and the Century Downs Landlord, as applicable, provided that the Owner’s Title Policy has been obtained and the delivery of all Closing Documents have been completed and all other conditions to Closing have been satisfied notwithstanding that registration of the Registration Documents will occur on a post-Closing basis.

(c)The release of the Purchase Price and the Closing Documents in accordance with the Trust Letter shall not affect or derogate from any right or obligation of Parties under this Agreement, including the obligation of the Vendor (and the Century Downs Landlord, as applicable) to transfer the Purchased Assets to the Purchaser (or as the Purchaser may direct) and to discharge all Encumbrances save and except for the Permitted Encumbrances.

(d)The Purchaser agrees to submit the Registration Documents to the Land Titles Office promptly following Closing and to use reasonable commercial efforts to cause the registration of the Registration Documents as expeditiously as reasonably possible. To the extent that any of the Registration Documents are determined not to be in registrable form or are otherwise not accepted for registration, then Purchaser shall forthwith provide the Vendor with written notice thereof and each of the Parties and their respective solicitors shall, at such Party’s cost and expense, remedy or cause to be remedied any deficiency or defect in the Registration Documents delivered by such Party to the extent that it is reasonably able to do so.

(e)Notwithstanding anything contained in this Agreement or in the Trust Letter to the contrary, it is expressly understood and agreed by the parties hereto that an effective tender shall be deemed to have been validly made by either party (in this paragraph called the “Tendering Party”) upon the other party (in this paragraph called the “Receiving Party”) when the solicitor for the Tendering Party has:

(i)delivered all applicable Closing Documents to be delivered at Closing including, if applicable, the Purchase Price, to the Receiving

Party’s solicitor in accordance with the provisions of this Agreement and the Trust Letter; and

(ii)advised the solicitor for the Receiving Party, in writing, that the Tendering Party is ready, willing and able to complete the Transactions in accordance with the terms and provisions of this Agreement and the Trust Letter.

7.4Registration and Other Costs

Save as otherwise specifically provided herein, each of the Purchaser and the Vendor shall be responsible for and shall pay all taxes, costs, expenses and legal or other fees incurred by it in connection with the negotiations, settlement and execution of this Agreement, the Transactions and all other matters related thereto and shall indemnify and hold harmless the other parties from and against any and all liabilities or claims in respect of any such expenses, costs or fees.

The following costs shall be allocated between the Vendor and Purchaser as follows:

(a)The Purchaser shall be responsible for and pay the following closing costs:

(i)fifty percent (50%) of all premiums and charges of the Title Company for the Owner’s Title Policy;

(ii)all registration fees in connection with the registration of the transfer of land in favour of the applicable VICI Landlord; and

(iii)all registration fees in connection with the registration of the Transfers and any other Registration Documents for the benefit of the Purchaser.

(b)The Vendor shall be responsible for and pay the following closing costs:

(i)fifty percent (50%) of all premiums and charges of the Title Company for the Owner’s Title Policy and one hundred percent (100%) of all premiums and charges of the Title Company for any Leasehold Title Policy;

(ii)all costs and expenses payable to the Century Downs Landlord in connection with the Fourth Amendment to the Century Downs Ground Lease, the Fifth Amendment to the Century Downs Ground Lease and the Transactions in accordance with the provisions thereof (other than to the extent payable by the Purchaser pursuant to subclause (a)(ii) above);

(iii)all registration fees in connection with the registration of the Century/VICI Master Lease Caveats and any other Registration Documents for the benefit of the Vendor or the Century Tenant;

(iv)the cost and expenses incurred by the Purchaser in obtaining the Surveys and applying for a municipal certificate of compliance with respect thereto; and

(v)all costs and fees in connection with the preparation and registration of discharges of any Encumbrances which are not Permitted Encumbrances.

Article 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1Vendor’s Representations

The Vendor, jointly and severally, represents and warrants to the Purchaser that, as of the Execution Date and as of the Closing Date:

PART ONE: Organization and Authority

(a)Each Vendor and Vendor Parent is validly existing under the laws of the jurisdiction of its formation and has the corporate or partnership power, as applicable, to own or lease its property, including the applicable Purchased Asset, to enter into this Agreement and to perform its obligations hereunder.

(b)Each Vendor and Vendor Parent has taken all corporate or partnership action, as applicable, necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement. This Agreement has been duly authorized, executed and delivered by each Vendor and Vendor Parent is a legal, valid and binding obligation of each Vendor and Vendor Parent, enforceable against each Vendor and Vendor Parent by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from any Vendor or Vendor Parent of any of the Purchased Assets.

(d)The execution and delivery of this Agreement by the Vendor and Vendor Parent and the consummation of the Transactions will not, subject to compliance with the terms of this Agreement (including, without limitation, the Gaming Approvals),  require the consent, approval, authorization, notice or other action by any Person under, result in the breach or violation of any of the provisions of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or conflict with or cause the acceleration of any obligation of any Vendor or Vendor Parent under:

(i)any provision of the constating documents,  by-laws or shareholders agreements or similar arrangements, or resolutions of any Vendor or Vendor Parent;

(ii)any Applicable Laws, including the Competition Act and the Gaming Laws;

(iii)any licence, permit, approval, consent or authorization held by or on behalf of any Vendor or Vendor Parent or necessary to the operation of the business of owning and operating the Purchased Assets, including the Gaming Licenses/Agreements, excepting any such breach, default, termination, cancellation, acceleration or conflict that would not materially impair or delay the Closing;  or

(iv)any Material Contract of any Vendor or Vendor Parent, except to the extent (a) the failure to obtain such consent, notice or other action, or (b) such breach, violation, default, conflict or acceleration, would in each case not reasonably be expected to be material to any Vendor, Vendor Parent, or any of the Purchased Assets or would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of any Vendor to consummate the Transactions.

(e)Except as set forth in Schedule “Y”, each Vendor and Vendor Parent: (i) is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada); (ii) has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof; (iii) has not had any petition for a receiving order presented in respect of it; and (iv) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding-up, liquidation or dissolution.

(f)Each Vendor, and any successor thereof by amalgamation effective on or before Closing, is each not a non-resident of Canada for purposes of the Income Tax Act (Canada).

(g)Capitalization.    Vendor Parent is the direct record and beneficial owner of 100% of the equity interests in Century Casinos Europe, a corporation organized under the laws of Austria, and Century Casinos Europe is the direct record and beneficial owner of 100% of the equity interests in Century Resorts International Ltd. (“CRIL”), a corporation organized under the laws of Mauritius and (i) Century Casinos Europe is the registered holder and beneficial owner of 100% of the issued and outstanding equity interests in each of the Century St. Albert Vendor and the Century Mile Vendor, (ii) Century Casinos Europe is the registered holder and beneficial owner of 100% of the issued and outstanding Class B Common Shares (as defined in the Century Downs Vendor SHA) of the Century Downs Vendor, and (iii) as of the Effective Date, Century Casinos Europe is the registered and/or beneficial owner of 16% of the issued and outstanding equity interests of the

Century Edmonton Vendor and CRIL is the registered and/or beneficial owner of 84% of the issued and outstanding equity interests of the Century Edmonton Vendor and as of the Closing Date, the legal and beneficial owner of the issued and outstanding equity interests of the Century Edmonton Vendor is as set forth in Schedule “T”, in each case, free and clear of all encumbrances, excepting the encumbrances set forth in Schedule “T” and any encumbrance arising out of, under or in connection with any applicable securities Laws or any applicable Gaming Laws. The authorized and issued share capital of the Century Downs Vendor is as set forth on Schedule “U”.  Century Casinos Europe holds sufficient voting interests in the Century Downs Vendor to validly authorize and approve, and has validly authorized and approved, the consummation of the Transactions by the Century Downs Vendor (including under the Century Downs Vendor SHA) and no further approvals, authorizations or consents are required from any other shareholder of the Century Downs Vendor in order to authorize and approve the consummation of the Transactions.  Vendor has made available to Purchaser true and complete copies of (i) the organizational documents of the Century Downs Vendor and (ii) the Century Downs Vendor SHA.  All of the issued and outstanding equity interests of each Vendor has been duly authorized, validly issued, fully-paid, non-assessable and were not issued in violation of any preemptive rights.  There are no (i) options, warrants, pledges or rights of conversion or other rights, agreements, arrangements or commitments obligating any Vendor to issue or sell any of its equity interests or securities convertible into or exchangeable for its shares or other equity interests, (ii) voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any Vendor’s equity interests, (iii) contracts or other obligations of any kind to which any Vendor is party requiring the issuance after the date hereof of (A) any equity interests of or in any of any Vendor, (B) any options, warrants, pledges, rights of conversion or other rights, agreements arrangement or commitments of the type referred to in clause (i) or (C) any convertible or exchangeable or exercisable security of the type referred to in clause (i). Each Vendor does not own any interests in any other Person.

(h)Financial Statements. Schedule “K” sets forth true, correct and complete copies of the following financial statements (collectively the “Financial Statements”) of the Vendor or Vendor Parent, as applicable: (i) the audited consolidated balance sheets of Vendor Parent as of December 31, 2020, December 31, 2021 and December 31, 2022 and consolidated income and cash flow statements for the twelve-month periods then ended and (ii) unaudited consolidated balance sheets of each Vendor as of December 31, 2020, December 31, 2021 and December 31, 2022 and consolidated income and cash flow statements for the twelve-month periods then ended and March 31, 2023, and the related consolidated income and cash flow statements for the three-month period then ended.  The Financial Statements were prepared in accordance with GAAP in effect at the time of such preparation (except as disclosed in the notes thereto), were applied on a consistent basis throughout the periods involved and present fairly, in all material respects, the consolidated financial positions, results of operations and the cash flows of Vendor Parent as of such date and for the respective periods covered thereby.

(i)Absence of Certain Changes or Events.  Except as expressly contemplated by this Agreement or as set forth on Schedule “L”, since December 31, 2022, (i) each Vendor has, through the date hereof, conducted its business only in the Ordinary Course of Business, (ii) there has not been any event, circumstance or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (iii) no Vendor has taken any action or omitted to take any action which, if taken or omitted to be taken after the date hereof, would require the consent of the Purchaser under Article 9.

PART TWO: The Properties

(j)The Century Edmonton Vendor is the sole registered and beneficial owner of a 100% fee simple interest in the Century Edmonton Property and the Century St. Albert Vendor is the sole registered and beneficial owner of a 100% fee simple interest in the Century St. Albert Property. The Century Mile Vendor is the subtenant under the Century Mile Ground Sublease,  a true, correct and complete copy of which has been delivered to the Purchaser and, to the Knowledge of the Vendor, a true, correct and complete copy of the Century Mile Ground Lease has been delivered to Purchaser.  The Century Mile Ground Sublease and, to the best of the Knowledge of the Vendor, the Century Mile Ground Lease, are each in full force and effect and there are no defaults, or events which, with notice, the passage of time or both, would constitute a default, thereunder.  The Century Mile Vendor has not given or received any written notice that any Person intends to terminate or cancel the Century Mile Ground Sublease or the Century Mile Ground Lease or any assertion of any offset, counterclaim or deduction to the payment of rent that remains outstanding and, to the Knowledge of the Vendor, no such default, right of offset, counterclaim or deduction exists.  The consummation of the Transactions will not terminate or allow any party to terminate, or evict or dispossess any party pursuant to, either the Century Mile Ground Sublease, or, to the best of the Knowledge of the Vendor, the Century Mile Ground Lease.  There are no unpaid monetary obligations owed to any Person, or any tenant improvement (or similar) allowances in connection with the current term of either the Century Mile Ground Sublease or, to the best of the Knowledge of the Vendor, the Century Mile Ground Lease.  The Century Downs Vendor is the tenant under the Century Downs Ground Lease, a true, correct and complete copy of which has been delivered to the Purchaser.  The Century Downs Ground Lease is in full force and effect and there are no defaults, or events which, with notice, the passage of time or both, would constitute a default, thereunder.  The Century Downs Vendor has not given or received any written notice that any Person intends to terminate or cancel the Century Downs Ground Lease or any assertion of any offset, counterclaim or deduction to the payment of rent that remains outstanding and, to the Knowledge of the Vendor, no such default, right of offset, counterclaim or deduction exists.  Except as expressly contemplated under the Century/VICI Master Lease, the consummation of the Transactions will not terminate or allow any party to terminate, or evict or dispossess any party pursuant to, the Century Downs Ground Lease.  There are no unpaid monetary obligations owed to any Person, or any tenant improvement (or similar) allowances in connection with the current term of the

Century Downs Ground Lease.  At Closing, title to the Purchased Assets shall be free and clear of all Encumbrances save and except for the Permitted Encumbrances.  No Vendor leases, licenses or otherwise has the right to use or occupy any real property other than each Vendor’s  respective right to use and occupy the applicable Property as the fee simple owner, ground tenant, or ground subtenant, as applicable, thereof and the Properties consist of all real property leased or occupied by any Vendor or any Affiliate of any of them in connection with the Business.

(k)No part of the Properties has been taken or expropriated by any federal, provincial, municipal or other competent authority, nor has any written notice or proceeding in respect thereof been given or commenced.  No Vendor has received written notice from any Governmental Authority concerning any pending or possible imposition of any special, general, local improvement or other assessment on any Property.

(l)There are no actions, suits, proceedings, claims, arbitrations or investigations commenced or, to the Knowledge of the Vendor, threatened in writing (i) against, by or affecting, the Properties, the Purchased Assets, any Vendor or Vendor Parent, that have had or would reasonably be expected to have a Material Adverse Effect, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To the Knowledge of the Vendor and excepting the satisfaction of the FOL Conditions, there are no facts or circumstances existing which would reasonably be expected to constitute a valid basis to make illegal, materially restrict or delay, or prevent or prohibit the consummation of the Transactions.

(m)Properties.

(i)Excepting the RV Stall Licenses, true and correct copies of each lease, license or other rights of occupancy or use of, or affecting, the Properties or any portion thereof (“License Documents”) have been made available to the Purchaser. All RV Stall Licenses are in the standard form attached hereto as Schedule “J”.  No Vendor or, to the Knowledge of the Vendor, any other party, is in default under any License Documents. No Vendor has given or received any written notice of default under any of the License Documents or given or received any written notice that any Person intends to terminate or cancel any License Documents or any assertion of any offset, counterclaim or deduction to the payment of rent that remains outstanding and, to the Knowledge of the Vendor, no such default, right of offset, counterclaim or deduction exists. The consummation of the Transactions will not terminate or allow any party to terminate, or evict or dispossess any party pursuant to, any License Documents. No Person other than the Vendor is in occupancy of the Properties or any portion thereof other than pursuant to the License Documents and the RV Stall Licenses.

(ii)Save and except for the option to purchase the Century Downs Option Assets exercised pursuant to the Fifth Amendment to the Century Downs Ground Lease, there are no options to purchase, rights of first refusal, right of first offer, options to lease, Contracts, commitments, letters of intent or other similar written obligations outstanding for the sale, exchange, material Encumbrance (other than Permitted Encumbrances), lease, sublease or transfer of any Property or Purchased Asset or any portion thereof or interest therein except as permitted by this Agreement.

(iii)No Vendor has made or entered into any Contract to sell, mortgage, pledge or hypothecate, lease, sublease, convey, alienate, transfer or otherwise dispose of or encumber any Property or Purchased Asset or any portion thereof or interest therein, other than as permitted by this Agreement.

(iv)Except as set forth on Schedule “T”, all material certifications, permits (including development permits and building permits), licenses and approvals (including, in the case of the Century Mile Property, any approvals required to be obtained pursuant to the Century Mile Ground Sublease), including certificates of completion and occupancy required for the legal use, occupancy and operation of each Improvement located on or about the Properties (for its present or contemplated future use thereof), have been obtained and are in full force and effect.  To the best of the Knowledge of the Vendor, the Improvements do not have any material structural or latent defects.

(v)All obligations of the Century Downs Vendor pursuant to any agreements with Governmental Authorities and all conditions and requirements of any subdivision approval or other approval of a Governmental Authority pertaining to the subdivision, servicing and development of the Century Downs Lands have been satisfied, fulfilled, performed and complied with in all material respects.

(vi)No Vendor has received written notice of any default under any Permitted Encumbrance, and,  to the Knowledge of the Vendor, there is no material default under any Permitted Encumbrance, excluding those Permitted Encumbrances registered against title to the Century Mile Lands that do not claim an interest in or affect the Century Mile Property, that remains outstanding and uncured.

(vii)Attached hereto as Schedule “R” is a correct and complete list of all repairs and replacements, the cost of which exceeds $10,000 per repair or replacement, (to the extent characterized as a capital expenditure in accordance with GAAP) undertaken with respect to the Improvements during the prior three years.  There is no material demolition, renovation, construction or other development-related activity ongoing at any Property.

(viii)No Vendor has received any written notice from any insurer of any Property requiring any material work to be performed as a condition to the renewal of any insurance policy which has not heretofore been complied with.

(n)Environmental Matters.

(i)Except as provided in the Environmental Reports, to the Knowledge of the Vendor,  each Vendor has complied, and each Vendor and the Properties are now complying, in all material respects with all Environmental Laws.

(ii)To the Knowledge of the Vendor, there are no material reports or documents relating to environmental matters affecting the Properties other than the Environmental Reports.

(iii)To the Knowledge of the Vendor,  no Vendor has been required in writing by any Governmental Authority to: (A) alter any Property in a material way in order to be in compliance with Environmental Laws; or (B) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations on, about or in connection with any such property; which, in each case, has not been complied with or cured to the satisfaction of such Governmental Authority, or which remains outstanding and unresolved.

(iv)To the Knowledge of the Vendor,  no Vendor has received written notice from any Person, including any Governmental Authority, alleging that any Vendor or the Business has been or is in violation or potentially in violation of, or liable under, any Environmental Law, or received any written request for information relating to an actual or potential violation of or liability under Environmental Law, which in either case remains outstanding or unresolved, and would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Vendor,  neither any Vendor nor the Business is subject to any investigation with respect to an action or potential violation of or liability under any Environmental Law, which matter remains outstanding or unresolved, and would reasonably be expected to have a Material Adverse Effect.

(o)Permits; Compliance with Gaming Laws.

(i)Each Vendor holds all material permits (including development permits and building permits),  registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Authorities (including any requisite Gaming License/Agreement and all Gaming Approvals and, in the case of the Century Mile Property, any approvals required to be obtained pursuant to the Century Mile Ground Sublease), necessary to own and operate the applicable Purchased Asset and to conduct the business and operations conducted by such Vendor in connection therewith (collectively, the “Permits”).  Each Permit is valid and in full force and effect and will not be terminated or subject to termination or non-renewal as a result of the Transactions.  To the Knowledge of the Vendor, no event has occurred or condition or state of facts exists that permits, or upon the giving of notice or passage of time or both, would permit or result in the revocation, non-renewal, modification, suspension, limitation or termination of any of the Permits, that currently are in effect.  Each Vendor is in compliance in all material respects with the terms of its respective Permits.  Save and except as disclosed in Schedule “P”, since January 1, 2020, no Vendor has received notice of any investigation, review or proceeding by any Governmental Authority that is pending or threatened. To the Knowledge of the Vendor, no investigation, review or proceeding is pending or threatened, nor has any Governmental Authority indicated any intention to conduct the same except for such investigations, reviews or proceedings which would not reasonably be expected to have a Material Adverse Effect.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.  No termination, expiration, suspension, withdrawal, cancellation, modification, revocation or nonrenewal of any Permit material to the Properties, the Purchased Assets or the business of any Vendor is pending or threatened. Except as would not be reasonably expected to have a Material Adverse Effect,  each Vendor has timely filed all material reports, registrations, renewals and other documents required to be filed in connection with any Permit.

(ii)Except for such matters that would not, individually or in the aggregate, reasonably be expected to be material to any Vendor, any Purchased Asset or any Property, or the continued operation of the Business, each Vendor is and has been in compliance in all respects with all Applicable Laws (including any Gaming Laws) applicable to such Vendor with respect to the Properties or the Purchased Assets.

(iii)Since January 1, 2020, no Vendor has received any communication, claim, demand, notice, complaint, court order or administrative order from any Governmental Authority or entered into any stipulation, consent agreement or other agreement with a Governmental Authority (i) asserting any material violation of, or failure to comply in any material respect with, any requirement of any Law (including any Gaming Law) applicable to the Properties, the Purchased Assets or Permit that is material to such Vendor’s business, (ii) advising that it is being investigated with respect to any allegation that it has violated in any material respect, or failed to comply in any material respect with, any Law (including any Gaming Law) or any Permit that is material to the business of such Vendor, or (iii) notifying such Vendor of the suspension, denial, non-renewal, revocation or withdrawal with prejudice of any Permit.

(iv)To the Knowledge of the Vendor, there are no facts that if known to the Gaming Authorities could reasonably be expected to (i) materially impair or materially delay the Closing, (ii) result in the failure to obtain any approval of a Governmental Authority required in connection with the

Transaction or (iii) result in the failure to maintain in good standing any Permit.

(p)Insurance.  All of the existing insurance policies with respect to the Purchased Assets (including, if applicable, such insurance and coverage amounts as are required pursuant to Gaming Laws and all Gaming Licenses/Agreements) are in full force and effect, and no Vendor is in material default with respect to its obligations under any of such insurance policies, except for such failure to be in full force and effect and for such defaults that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  All premiums due on such insurance policies have been paid.  No written notice of cancellation or termination or revocation or other written notice that any such insurance policy is no longer in full force or effect has been received by any Vendor.  Schedule “M” contains a correct and complete list of all insurance policies of each Vendor that are in effect and all insurance claims filed by each Vendor with respect to the Purchased Assets within the prior three (3) years and a summary of the status of the claim and any payment on such claim.

(q)Agreements, Material Contracts and Commitments.  Schedule “O” sets forth, as of the date of this Agreement, a true and complete list of, and the Vendor has made available to Purchaser true and complete copies of, the following material Contracts (each a “Material Contract” and collectively, the “Material Contracts”):

(i)(A) all Contracts pursuant to which any Indebtedness for borrowed money of any Vendor is outstanding or may be incurred, (B) all Contracts of or by any Vendor is guaranteeing any Indebtedness of any other Person including all such Contracts governing a guarantee of any loan advanced by Century Casinos Europe to Century Downs Vendor, and (C) (x) each Contract of each Vendor and Vendor Parent pursuant to which any Vendor or Vendor Parent has issued promissory notes, (y) each promissory note issued thereunder and (z) the amount outstanding under each such promissory note as of the Execution Date;

(ii)all Contracts pursuant to which any Vendor has agreed not to, or which, following the consummation of the Transactions, would restrict the ability of any Vendor to, compete with any Person in any business or in any geographic area or to engage in any business or other activity, including any restrictions relating to “exclusivity” or any similar requirement in favor of any Person pursuant to which any material benefit is required to be given or lost as a result of so competing or engaging;

(iii)all Contracts to which any Vendor is party granting any license to, or franchise in respect of, any material right, property or other asset;

(iv)each management agreement, lease, license, franchise or operating agreement relating to all or any portion of the Properties involving aggregate annual payments by the Vendor in excess of $50,000;

(v)each Contract for any construction work (including any additions or expansion) to be performed at any Property and under which any Vendor has an obligation in excess of $50,000 in the aggregate;

(vi)any Gaming License/Agreement authorizing Gaming Activity conducted by any Vendor (or any Affiliate of any Vendor) at any of the Properties (or any portion thereof) and/or held by any Vendor pertaining to the Properties (including online or internet Gaming Activity conducted by any Vendor (or any Affiliate of any Vendor) or by a third party in any case under or in connection with a license or authorization from any Vendor or other agreement with any Vendor for the use of one or more “skins” otherwise available to the Vendor or in respect of such Gaming License/Agreement);

(vii)the Permitted Encumbrances set forth in Part II of Schedule “B”, excluding those Permitted Encumbrances registered against title to the Century Mile Lands that do not claim an interest in or affect the Century Mile Property, and each other Contract that will be binding on the Purchaser, or if applicable, a Person to whom the legal or beneficial interest in a Purchased Asset is transferred as contemplated in Section 7.1(a),  after Closing; and

(viii)the Contracts set forth on Schedule “O”.

Each Material Contract is a legal, valid and binding obligation of the applicable Vendor thereto and, to the Knowledge of the Vendor, the other parties thereto.  Each Material Contract is enforceable against the applicable Vendor and, to the Knowledge of the Vendor, the other parties thereto, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.  No Vendor is in violation of or in default under (nor, to the Knowledge of the Vendor, does there exist any condition that upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which any Vendor is a party or by which any Vendor or any of its or their properties or other assets is bound.  No Vendor has given or received any written notice of the intention of any Person to repudiate or terminate any Material Contract.  True and correct copies of the Material Contracts have been provided to the Purchaser.

(r)Economic Sanctions Laws.  (i) Neither Vendor or any persons or entities holding any controlling legal or beneficial interest whatsoever in any Vendor nor Vendor Parent are Listed Persons; (ii) neither Vendor or any persons or entities holding any controlling legal or beneficial interest whatsoever in such Vendor nor Vendor Parent have engaged in any transactions or dealings, or be otherwise associated with, any Listed Person in connection with the Purchased Assets or any business conducted on or with respect thereto; and (iii) all business associated with the Purchased Assets has been conducted in compliance with Economic Sanctions Laws.

(s)AML Legislation.  (i) Neither Vendor nor, to the Knowledge of the Vendor, any persons or entities holding any controlling legal or beneficial interest whatsoever in such Vendor nor Vendor Parent, has been or is in violation of any AML Legislation; (ii) neither Vendor or any persons or entities holding any controlling legal or beneficial interest whatsoever in such Vendor, nor Vendor Parent, has been or is acting, directly or indirectly, on behalf of terrorists, terrorist organizations, narcotics traffickers or Listed Persons; (iii) to the Knowledge of the Vendor, the Purchased Assets were not derived in whole or in part from any activities that contravene any applicable AML Legislation; (iv) the Purchased Assets are not in whole or in part Proceeds of Crime; (v) neither Vendor nor Vendor Parent, in any capacity conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Listed Person, deals in or otherwise engages in any transaction relating to any property or interests in property blocked pursuant to the order of a Governmental Authority, or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions in any AML Legislation; and (vi) neither Vendor or any persons or entities holding any controlling legal or beneficial interest whatsoever in such Vendor, nor Vendor Parent has used, transferred the possession of, sent or delivered to any person or place, transmitted, altered, disposed of or otherwise dealt with, in any manner or by any means, any property or any proceeds of any property with intent to conceal or convert that property or those proceeds, knowing or believing that, or being reckless as to whether, all or a part of that property or those proceeds was obtained or derived directly or indirectly as a result of the commission in Canada of a designated offence, as defined in section 462.3(1) of the Criminal Code (a “Designated Offence”), or an act or omission anywhere that, if it had occurred in Canada, would have constituted a Designated Offence.

(t)Labor and Employment. As of the Closing Date, (a) no Vendor has any employees or contractors (dependent or independent) who will be employed or engaged (or have the right to be employed or engaged) or have any claim whatsoever against the Purchaser, or if applicable, a Person to whom the legal or beneficial interest in a Purchased Asset is transferred as contemplated in Section 7.1(a),  (b)  no Vendor is a party to or bound by any collective agreement, certification, interim certification or voluntary recognition or other agreement or arrangement with any union that gives, or could give rise to any claims against the Purchaser (or any such Person) including successor rights, and (c) there are no outstanding or threatened claims against any Vendor relating to, or pursuant to any collective agreement or other agreement with a union, employee or contractor (dependent or independent) to which any Vendor is a party and which relates to any of the Properties. There are no pending, or to the Knowledge of the Vendor, threatened union organizing activities involving any employees of any Vendor. There is no strike, dispute, work slowdown or stoppage pending or involving or, to the Knowledge of the Vendor threatened against any Vendor in relation to the business of any Vendor and no such event has occurred within the last three (3)  years. As of the Closing Date, there is no application by any trade union to have the Vendor declared a common or related employer pursuant to the Labour Relations Code (Alberta), and no such application has been made within the last three  (3) years. In relation to the business of each Vendor,  to the Knowledge of the Vendor, each Vendor and its Affiliates have complied, and are in compliance, in all material respects with all Applicable Laws relating to employment, and labour matters, including relating to employment standards, occupational health and safety, human rights and workers’ compensation and there are no outstanding claims, complaints, investigations or orders under any such Laws and, to the Knowledge of the Vendor, there is no basis for such claims.

(u)Affiliate Transactions.  There are no Contracts between any Vendor or Vendor Parent, on the one hand, and any Vendor,  Vendor Parent or their respective officers, directors, managers, members or Affiliates, on the other except as set forth on Schedule “N” attached hereto.  No officer, director, manager, member or Affiliate of any Vendor provides or causes to be provided any assets, services or facilities to, or has a material interest in any assets, services or facilities of, any Vendor, and no Vendor provides or causes to be provided any assets, services or facilities to any of its officers, managers, members or Affiliates.

(v)Intellectual Property.

(i)Each Vendor owns or has the right to use all material Intellectual Property necessary to conduct the Business as currently conducted, including the Property Specific IP, free and clear of all encumbrances.

(ii)The Property Specific IP as currently licensed or used by any Vendor in the conduct of the Business, and the conduct of the Business as currently conducted, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person in any material respect. To the Knowledge of the Vendor, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property in any material respect. No Vendor has received any written notice, nor is there any action pending or, to the Knowledge of the Vendor, threatened in writing in which the ownership, validity, registrability or enforceability of any of the Owned Intellectual Property is being contested or challenged or in which the conduct of the Business as currently conducted is alleged to infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect.

(iii)To the Knowledge of the Vendor, the conduct of the Business has complied, in all material respects, with all applicable Laws relating to data protection and its privacy policies, and each Vendor maintains policies and procedures regarding data security and privacy consistent with industry standards and applicable Law in all material respects.

(w)Taxes.  There are no outstanding liabilities for Taxes payable, collectible, or remittable by any Vendor, whether assessed or not, which may result in an Encumbrance on or other claim against or seizure of all or any part of its interest in the Purchased Assets or which would result in the Purchaser becoming liable or responsible for those liabilities.  Each Vendor has withheld and has duly and timely remitted, or shall duly and timely remit, to the appropriate Governmental Authority all Taxes required by any Applicable Laws to be withheld or deducted to the extent that failure to withhold or duly and timely remit same may result in an Encumbrance on or other Claim against or seizure of all or any part of its interest in the Purchased Assets or would result in the Purchaser becoming liable or responsible for those liabilities.  Except as set forth on Schedule “Z”, there are no pending or ongoing municipal property tax assessment appeals in respect of any of the Properties.  In the event the legal interest in a Purchased Asset is transferred to a Person other than the Purchaser, as contemplated pursuant to Section 7.1(a), references to the Purchaser in this subsection(w) (x) shall be deemed to include such Person.

(x)Business.  No Person other than the Vendor and Century Casinos Europe operates or manages the Business at the Properties.    All Persons who operate or manage the Business at the Properties, or who otherwise enable, facilitate, promote, or assist any of the Vendors to conduct or manage the Business at any of the Properties, have obtained and presently possess all approvals, consents, permissions, licenses, permits, and authorizations required by any Gaming Authority or otherwise under any Gaming Law for such activities.

8.2Purchaser’s Representations

The Purchaser hereby represents and warrants to and in favour of the Vendor that, as of the date of this Agreement and as of the Closing Date:

(a)The Purchaser is validly existing under the laws of the jurisdiction of its formation and has the corporate power to own or lease its property, including the Purchased Assets, to enter into this Agreement and to perform its obligations hereunder.

(b)The Purchaser has taken all corporate or partnership action, as applicable, necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against it by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)The execution and delivery of this Agreement by the Purchaser and the consummation of the Transactions will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

(i)any provision of the constating documents or by-laws or resolutions of the Purchaser;

(ii)any Applicable Laws; or

(iii)any licence, permit, approval, consent or authorization held by the Purchaser.

(d)The Purchaser: (i) is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada); (ii) has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof; (iii) has not had any petition for a receiving order presented in respect of it; and (iv) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding-up, liquidation or dissolution.

8.3Survival

The representations and warranties of the Vendor and the Purchaser contained in this Agreement (other than as set forth in Section 12.3 below, which provisions shall survive the Closing or termination of this Agreement indefinitely) or contained in any document or certificate given pursuant hereto, shall survive the Closing and shall continue in full force and effect for the benefit of the applicable party for twelve (12) months from the Closing Date, provided that the representations and warranties of the Vendor set forth in subsections (a), (b), (c), (o) and (x) of Section 8.1 above, shall survive for the benefit of the Purchaser for a period of six (6) months following the applicable statute of limitations therefor under Applicable Laws (the “Survival Period”).

After the applicable Survival Period none of the Parties may bring an action or present any Claim for a breach of such representation or warranty; provided that there shall be no termination of any representation or warranty with respect to which a bona fide claim has been asserted if the Party hereto making the said Claim has notified the other Parties hereto thereof in reasonable detail on or before the expiry of the applicable Survival Period.  No Party shall take any steps in connection with the enforcement of a representation or warranty unless it first gives the other Party Notice of such non-compliance and complies with the balance of this Section 8.3. If Notice of any Claim for a breach of representation or warranty under this Agreement or under any document or certificate given pursuant hereto, is not made prior to the expiry of the Survival Period, all rights to make any such Claim shall terminate and the Parties hereto shall be forever released and discharged from any and all obligations and liabilities hereunder.

8.4Vendor Covenants

From and after the Effective Date, the Vendor shall use commercially reasonable efforts to obtain:

(a)the Leduc County Tri-Party Agreement executed by Leduc County and the Century Mile Sublandlord; and

(b)a non-disturbance agreement from the Century Mile Landlord with respect to the Century Mile Ground Sublease in the form attached hereto as Schedule “S” (or in another form reasonably acceptable to the Purchaser).

Article 9
OPERATION UNTIL CLOSING

9.1Operation Before Closing

From the Execution Date until the earlier of Closing and the termination of this Agreement, the Vendor shall be entitled to, and shall, operate the Business and the Properties in accordance with its usual business and management practices, including carrying out all reasonably necessary routine repairs and maintenance of the Properties, in each case, consistent with past practice; provided,  however, that the Vendor shall not, without the written consent of the Purchaser (which consent may be granted or withheld in the Purchaser’s sole discretion):

(a)excluding damage or destruction to the extent covered in Section 9.3 below, fail to maintain the Properties in good condition and repair;

(b)enter into any lease, sublease or license of any Property or any portion thereof or any renewal, modification, amendment or termination of any of the foregoing, other than RV Stall Licenses and other than to the extent the Vendor would be permitted to do so pursuant to the terms of the Century/VICI Master Lease without the consent of the VICI Landlord, if the Century/VICI Master Lease were then in effect;

(c)amend, alter, assign, supplement, restate, modify, or terminate any existing Gaming License/Agreement in any material way or in any way which, if the Century/VICI Master Lease were in effect as of the date hereof, could be adverse to the interests of the VICI Landlord, in its capacity as landlord under the Century/VICI Master Lease;

(d)(i) modify, amend, accelerate or terminate in any material respect any of the Material Contracts or waive, release or assign any material rights, claims or benefits of the Vendor thereunder, except in the Ordinary Course of Business or as required by Applicable Law, (ii) enter into any Contract that, if it had been in effect as of the date hereof, would have been required to be set forth on Schedule “O”, or (iii) amend, modify or otherwise supplement or terminate any Permit (other than any amendments to effectuate ordinary course renewals);

(e)initiate or consent to any amendment to the land use designation applicable to the Properties or any development permit or other land use entitlement affecting the Properties;

(f)sell, lease, license, dispose of, grant, or encumber any of the Properties and/or the Purchased Assets (or otherwise authorize or conduct marketing activities with respect to the foregoing), except for (i) leases of the Properties permitted pursuant to subclause (b) above, or (ii) Encumbrances that will be discharged at or prior to the Closing;

(g)demolish or alter, improve or otherwise physically change the Improvements, in whole or in part, or construct any additional buildings, structures or other improvements on the Lands;

(h)except in each case to the extent required by Law, file or amend any material Tax Return with respect to any of the Properties and/or any of the Purchased Assets, make, revoke or change any material Tax election with respect to any of the Properties and/or any of the Purchased Assets, settle or compromise any material Tax claim or assessment by any taxing authority with respect to any of the Properties and/or any of the Purchased Assets, enter into any closing agreement with a taxing authority with respect to any of the Properties and/or any of the Purchased Assets, consent to any extension or waiver of a statute of limitations with respect to Taxes with respect to any of the Properties and/or any of the Purchased Assets or surrender any right to claim a refund of a material amount of Taxes with respect to any of the Properties and/or any of the Purchased Assets;

(i)except as otherwise expressly provided for in this Agreement, modify, amend, renew or terminate the Century Downs Ground Lease, the Century Downs Option Purchase Agreement or the Century Mile Ground Sublease or waive, release or assign any rights, claims or benefits of the Century Downs Vendor (or any Assignee (as such term is defined in the Fifth Amendment to the Century Downs Ground Lease) under the Century Downs Option Purchase Agreement) or the Century Mile Vendor, as applicable, thereunder;

(j)consent to any modification, amendment, renewal or termination of the Century Mile Ground Lease;

(k)either temporarily or permanently shut down any Property, except for any temporary shutdown that is (i) required by Law or a Governmental Authority, (ii) due to acts of God or other force majeure events, or (iii) in the Ordinary Course of Business, including for repairs or maintenance of assets, properties or equipment used in the operation of any Property or shutdowns based on the seasonability of the business;

(l)fail to maintain insurance in such amounts and against such risks and losses as is maintained by it as of the date hereof; and

(m)agree, whether or not in writing, to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

In addition, the Vendor shall, from the Execution Date until the earlier of Closing and the termination of this Agreement provide to the Purchaser: (i) notice of any default under, or any proposed amendment to (to the extent permitted in accordance with this Agreement), any Material Contracts,  the Century Downs Vendor SHA, the Century Downs Ground Lease, the Century Mile Ground Lease, the Century Mile Ground Sublease, any Material Contracts; and (ii) copies of the executed corporate documents in respect of the transfer of the equity interests of the Century Edmonton Vendor held by CRIL to Century Casinos Europe upon the winding up and dissolution of CRIL.

9.2Assignment and Assumption of the Century Downs Option Agreement

(a)On or before Closing,    provided that the FOL Conditions have been satisfied and further provided that the closing under the Century Downs Option Purchase Agreement shall not have been previously consummated by the Century Downs Vendor in accordance with the provisions of this Agreement,  upon and in accordance with the written direction of the Purchaser, in the Purchaser’s sole discretion, the Vendor and the Assignee (as such term is defined in the Fifth Amendment to the Century Downs Ground Lease) will execute and deliver to the Century Downs Landlord the Assignment Agreement (as defined in the Fifth Amendment to the Century Downs Ground Lease) and such Assignee shall consummate the closing thereunder, subject to and in accordance with the provisions of this Agreement (including, without limitation, Section 6.2) and the Century Downs Option Purchase Agreement. Notwithstanding the foregoing, if: (i) all of the conditions set forth in Article 6 (other than the conditions set forth in Sections 6.1(h) and 6.2(l)  and those conditions intended to be satisfied or waived at, upon or immediately prior to the Closing)  have not been satisfied on or before December 1, 2023;  and (ii) the Vendor gives written Notice to Purchaser within one (1) Business Day following the satisfaction or  waiver of all such conditions that the Century Downs Vendor will consummate the purchase and sale transaction pursuant to the Century Downs Option Purchase Agreement; then the Century Downs Vendor shall consummate the purchase and sale transaction pursuant to the Century Downs Option Purchase Agreement pursuant to Section 9.2(f).

(b)Provided that this Agreement has not been terminated and for so long as the Century Downs Option Purchase Agreement has not been assigned by the Century Downs Vendor to the Purchaser (or an Affiliate of the Purchaser (any such Affiliate, the “Purchaser’s Affiliate”)) in accordance with this Agreement, the Century Downs Vendor shall deliver such notice(s) as may be required under the Century Downs Option Purchase Agreement to accelerate or extend the 2023 Option Closing Date (as such term is defined in the Fifth Amendment to the Century Downs Ground Lease) to: (i) the Closing Date; or (ii) in the event that the purchase and sale of the Century Downs Option Assets will be consummated pursuant to Section 9.2(f), to a date not later than the 2023 Option Outside Closing Date (as such term is defined in the Fifth Amendment to the Century Downs Ground Lease);  and upon and in accordance with the written direction of the Purchaser and at the Vendor’s cost,  the Century Downs Vendor shall enforce the rights of the Century Downs Vendor and the obligations of the Century Downs Landlord under the Century Downs Option Purchase Agreement.

(c)Provided that and for so long as this Agreement has not been terminated, except as otherwise expressly provided for in this Section 9.2 or with the prior written consent of the Vendor and the Purchaser: (i) neither the Century Downs Ground Lease nor the Century Downs Option Purchase Agreement shall be amended, including any modification or amendment of the 2023 Option Closing Date (as such term is defined in the Fifth Amendment to the Century Downs Ground Lease) by way of a notice in writing as contemplated by the Fifth Amendment to the Century Downs Ground Lease; (ii) the Vendor shall not enter into any agreement pursuant to which the rights of the Purchaser under the Century Downs Option Purchase Agreement are superseded, vitiated or replaced; and (iii)  except as required to consummate the purchase and sale transaction pursuant to the Century Downs Option Purchase Agreement pursuant to Section 9.2(f), the Century Closing Condition (as defined in, and as set out in, the Fifth Amendment to the Century Downs Ground Lease) shall not be waived, it being agreed that such condition must be satisfied.

(d)If the Century Downs Option Purchase Agreement has been assigned to the Purchaser (or an Affiliate of the Purchaser), upon the termination of this Agreement for any reason other than due to the default of the Vendor hereunder (unless such default shall have been waived by the Purchaser, in the Purchaser’s sole discretion, for the limited purpose of permitting the assignment of the Century Downs Option Purchase Agreement back to the Century Downs Vendor contemplated by this Section 9.2(d)), the Purchaser (or the Purchaser’s Affiliate, as applicable) shall assign the Century Downs Option Purchase Agreement back to the Century Downs Vendor and upon such assignment, Purchaser shall have no obligations to Century Downs Vendor or any other Person in respect of the Century Downs Option Assets.

(e)From and after the assignment of the Century Downs Option Purchase Agreement to the Purchaser (or an Affiliate of the Purchaser), the Purchaser (or Purchaser’s Affiliate, as applicable) shall provide such information and updates as to the status of the matters set out in subsections (c) and (d) above as the Vendor may reasonably request from time to time.

(f)Notwithstanding anything contained herein, provided that this Agreement has not been terminated and the condition in Section 3(a) in the Fifth Amendment to the Century Downs Ground Lease has been satisfied, in the event that the purchase and sale of the Purchased Assets will not be consummated in accordance with this Agreement prior to the 2023 Option Outside Closing Date (as such term is defined in the Fifth Amendment to the Century Downs Ground Lease),  the Century Downs Vendor shall give notice providing for the waiver of the Century Closing Conditions (as defined in the Fifth Amendment to the Century Down Ground Lease) and consummate the purchase and sale transaction pursuant to the Century Downs Option Purchase Agreement on or prior to the 2023 Option Outside Closing Date (as such term is defined in the Fifth Amendment to the Century Downs Ground Lease), subject always to the provisions of Section 9.2(b).   Upon the consummation of the purchase and sale transaction by the Century Downs Vendor pursuant to the Century Downs Option Purchase Agreement as aforesaid, (i) the conditions set forth in section 6.1(h) and 6.2(l) shall be deemed to have been satisfied, (ii) the Century Downs Option Purchase Assets shall be deemed to form part of the Century Downs Assets, and (iii) upon the satisfaction or, if applicable, waiver, of the conditions set forth in Section 6.1 and 6.2, the Transactions shall be consummated in accordance with the provisions of this Agreement, with such incidental modifications to the Closing Documents and the closing procedures set forth in this Agreement as may be required by the Purchaser, acting reasonably, to reflect the consummation by the Century Downs Vendor of the purchase and sale transaction pursuant to the Century Downs Option Purchase Agreement prior to the Closing and the acquisition of the Century Downs Option Purchase Assets by the Purchaser at the Closing as part of the Century Downs Assets.

(g)For avoidance of doubt, in the event that the Century Downs Option Purchase Agreement is assigned to the Purchaser (or the Purchaser’s Affiliate) as provided for in this Agreement, nothing set forth in this Agreement shall affect the rights or the obligations of the Parties hereunder, including the rights or obligations of the Purchaser (or the Purchaser’s Affiliate, as applicable) as assignee thereof including, without limitation, the exercise of any rights or remedies on the part of the Purchaser (or such Purchaser’s Affiliate) in the case of any default on the part of the Century Downs Landlord in the consummation of the transaction of purchase and sale in accordance with the Century Downs Option Purchase Agreement.

(h)This Section 9.2 shall survive the termination of this Agreement.

9.3Compliance Matters

Without limitation to the rights of the Purchaser and the obligations of the Vendor set forth in this Agreement or in any Closing Document,  from and after the Effective Date, the Vendor shall make reasonable commercial efforts to complete each “Remedial Action” described in Schedule “W” hereto at the Vendor’s sole cost and expense.

9.4Damage or Expropriation Before Closing

The Vendor shall promptly notify the Purchaser in the event that any Casualty Event or Expropriation shall have occurred prior to Closing and, in such event, except to the extent of a Material Casualty Event or Material Expropriation Event that results in a termination of this Agreement pursuant to the immediately following paragraph, then this Agreement shall remain in full force and effect, and the parties hereto shall consummate the Closing upon the terms set forth herein.  Any awards or proceeds received from the condemning authority or the Vendor’s insurance company, as the case may be, if any (the “Casualty/Expropriation Proceeds”) shall be adjusted, held, and disbursed in accordance with the terms of the Century/VICI Master Lease as if the Century/VICI Master Lease were in effect as of the date that such Casualty/Expropriation Proceeds are made available, and any claims in respect to any such awards or proceeds and the related insurance policies shall be governed by the terms of the Century/VICI Master Lease as if the Century/VICI Master Lease were in effect as of the date that such Casualty/Expropriation Proceeds are made available.  The Vendor shall not settle any claim with respect to any Material Casualty Event or Material Expropriation Event without the Purchaser’s prior written consent.  Notwithstanding anything to the contrary contained herein, in the event a Material Casualty Event or Material Expropriation Event shall have occurred prior to the Closing and Purchaser elects to close in accordance with the terms of this Agreement, then the parties will have their respective rights and obligations with respect to such Material Casualty Event or Material

Expropriation Event (and any Casualty/Expropriation Proceeds) that they would have under the terms of the Century/VICI Master Lease if the Century/VICI Master Lease were in effect as of the date that such Material Casualty Event or Material Expropriation Event occurred.

The Purchaser shall have the right to terminate this Agreement prior to Closing by written notice to the Vendor in the event of a Material Expropriation Event or Material Casualty Event, in each case, with respect to one or more of the Properties.

Article 10
INDEMNIFICATION

10.1Indemnification

The Vendor and Vendor Parent, jointly and severally, on the one hand, and the Purchaser, on the other hand, agree with the other that, if Closing takes place, subject to Section 8.3, it shall indemnify and hold harmless the other and its Affiliates and its and their Representatives from any and all Claims which are suffered or incurred by the other as a result of any breach of any of their/its covenants, representations, warranties, or other provisions of this Agreement, or any agreement, certificate or other document delivered pursuant to this Agreement, save and except with respect to the Century/VICI Master Lease which shall not be subject to the provisions of this Article 10.

10.2Limitations

Notwithstanding the provisions of Section 10.1, the liability of one party to the other Party to this Agreement after Closing in respect of any breach of the representations or warranties made by either party in this Agreement (other than as set forth in Section 12.3 below) or in any Closing Document (other than the Century/VICI Master Lease and the Century Guaranty, each of which shall be governed by its terms and not subject to the provisions of this Article 10), shall be limited by the following:

(a)except for Claims (i) in respect of a breach of the Vendor’s representations and warranties set forth in Section 8.1(a),  Section 8.1(b),  Section 8.1(g) and Section 12.3, and (ii) described in Section 10.8,  no Claim shall be brought against either Party by the other Party unless and until the aggregate of all the amounts claimed that have then been made by the claiming Party against the other Party exceeds an amount equal to one percent (1%) of the Purchase Price;  in which case the claiming Party shall be entitled to recover, subject to any other limitations in this Section 10.2, only to the extent the claiming Party’s Losses exceed an amount equal to one percent (1%) of the Purchase Price in the aggregate;

(b)no Claim may be made by any Party for indirect, consequential or punitive losses or damages, and neither Party shall have any liability or obligation to the other therefor (other than to the extent paid by a Party to a third party);

(c)except as set forth in Section 10.2(d),  in no event shall the total liability of either Party to the other under this Agreement in respect of a breach of such Party’s representations or warranties exceed an amount equal to five percent (5%) of the Purchase Price in the aggregate;  and

(d)in no event shall the total liability of Vendor under this Agreement in respect of a breach of Vendors’ representations and warranties made in Section 8.1(a),  Section 8.1(b),  Section 8.1(g) and Section 12.3 exceed the Purchase Price.

10.3Notice of Indemnified Claim

In the event that the Vendor or the Purchaser (as applicable, the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (an “Indemnified Claim”) in respect of which the other of them (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written Notice thereof to the Indemnifying Party. Such Notice shall specify whether the Indemnified Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Indemnified Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is reasonably available):

(a)the factual basis for the Indemnified Claim; and

(b)the amount of the Indemnified Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive Notice of any Indemnified Claim in time effectively to contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such Notice on a timely basis, provided that the aforesaid right to set off shall apply only to the extent that the Indemnifying Party was actually and materially prejudiced by such failure.

10.4Direct Claims

With respect to any Direct Claim, following receipt of Notice from the Indemnified Party of the Indemnified Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Indemnified Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Indemnified Claim, together with all such other information as the Indemnifying Party may reasonably request and is in the possession of the Indemnified Party or, with the use of reasonable commercial efforts, may be obtained by the Indemnified Party. If the parties agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Indemnified Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Indemnified Claim, failing which the matter shall be determined by a court of competent jurisdiction.

10.5Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Indemnified Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s reasonable out-of-pocket expenses as a result of such participation or assumption. Notwithstanding the foregoing, the Indemnifying Party may not assume control of defense to a Third Party Claim (i) involving any criminal proceeding, action, indictment, allegation or investigation, or in which relief other than monetary damages is sought, (ii) with respect to which the Indemnified Party reasonably believes an adverse determination in respect thereof would be detrimental to or injure the Indemnified Party’s reputation or future business prospects or (iii) if the Indemnifying Party has not notified the Indemnified Party in writing that it will be liable to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim subject to the limitations contained in this 0.  If the Indemnifying Party elects to assume such control in accordance with this Section 10.5, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless either: (a) the Indemnifying Party consents to the retention of such counsel; or (b) the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both of them by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

10.6Settlement of Third Party Claims

Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, neither the Indemnifying Party nor the Indemnified Party shall settle any Third Party Claim without the written consent of the other, which consent shall not be unreasonably withheld or delayed.

10.7Co-operation

The Indemnified Party and the Indemnifying Party shall reasonably co-operate with each other (at the expense of the Indemnifying Party) with respect to Third Party Claims, and shall keep each other reasonably advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

10.8Exclusive Remedy

After the Closing, to the extent permitted by Law, the indemnities set forth in this 0 shall be the exclusive remedies of the Purchaser, on the one hand, and the Vendor, on the other hand, and their respective officers, directors, employees, agents and Affiliates for any and all Claims for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than (1) a claim for specific performance or injunctive relief, (2) with respect to the Century/VICI Master Lease and Century Guaranty or (3) in the case of fraud) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this 0 (other than in the case of fraud), and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or Claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

10.9Tax Treatment of Indemnification Payments

 All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, which shall be allocated to all or such portion of the Purchased Assets to which it reasonably relates, unless otherwise required by Applicable Laws.

Article 11
[***]

11.1[***]

Article 12
general

12.1Obligations as Covenants

Each agreement and obligation of any of the parties hereto in this Agreement, even though not expressed as a covenant, is considered for all purposes to be a covenant.

12.2Amendment of Agreement

No supplement, amendment, modification, waiver or termination of this Agreement (other than a termination which is expressly within the rights of either the Purchaser or the Vendor pursuant to the terms of this Agreement) shall be binding unless executed in writing by the parties hereto.

12.3Commissions

The Vendor represents to Purchaser that the Vendor has not retained or dealt with any agent or broker other than Stifel (the “Financial Advisors”) and that it has not agreed to pay any agent or broker (other than the Financial Advisors) any remuneration by reason of its sale of the Purchased Assets or in respect of the Transactions contemplated herein and covenants and agrees to pay whatever commission is payable to by reason of the sale of the Purchased Assets to the Financial Advisors and will indemnify and save the Purchaser harmless in respect of any Claim or action against the Purchaser on account thereof or any breach or inaccuracy in the foregoing representation of the Vendor. The Purchaser represents to the Vendor that it has not retained or dealt with any agent or broker other than the Financial Advisors (whose fees and commissions will be paid by the Vendor and in respect of whose fees and commissions the foregoing indemnity is applicable) and that it has not agreed to pay any agent or broker (including the Financial Advisors)

any remuneration by reason of its purchase of the Purchased Assets or in respect of the Transactions contemplated herein and shall indemnify and save the Vendor harmless in respect of any breach or inaccuracy in the foregoing representation of the Purchaser. This Section 12.3 shall survive the termination of this Agreement.

12.4Further Assurances

Subject to the terms hereof, each of the parties hereto shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

12.5Waiver

No waiver of any kind of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided. No waiver of any provision of this Agreement shall be binding on a party unless consented to in writing by such party.

12.6Effect of Termination

Notwithstanding the termination of this Agreement for any reason, the provisions of this Agreement which expressly are stated to survive the termination of this Agreement shall survive and shall remain in full force and effect as well as such other provisions the survival of which following termination are necessary to give practical effect thereto.

12.7Survival

This Agreement shall survive the delivery and registration (where applicable) of the Closing Documents on the Closing Date and shall remain in full force and effect thereafter in accordance with its terms.

12.8Successors and Assigns

All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns pursuant to the terms and conditions of this Agreement.

12.9Assignment

This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto, which consent may be withheld in the sole, absolute and subjective discretion of the other party or parties, except that Purchaser may assign its rights (but not its obligations) under this Agreement (in whole or in part) to one or more of its Affiliates, and may designate one or more entities that are directly or indirectly wholly-owned and controlled by Purchaser to be the named transferee of the legal and/or beneficial interest of the Vendor in all or any of the Purchased Assets on the documents delivered at Closing, and any such designee of the

Purchaser shall be liable to pay the Purchase Price in respect of any Purchased Assets being acquired by such designee and Purchaser (on its own accord) shall guarantee the payment of the Purchase Price.  No assignment shall relieve the assigning party of any of its obligations hereunder prior to Closing and in the case of any such assignment, the originally named Purchaser hereunder shall remain jointly and severally liable for all of the obligations of the Purchaser with any such assignee until Closing.

12.10No Registration of Agreement

The Purchaser shall not register this Agreement or any notice of this Agreement on title to the Properties, or any portion thereof.

12.11Notice

Any notice, demand or other communication (“Notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(a)delivered in person and left with the person named in the applicable address section set forth below or a receptionist or other responsible employee of the recipient at the applicable address set forth below;

(b)sent by e-mail (“Electronic Transmission”);

in the case of a notice to the Vendor, addressed as follows:

c/o Century Casinos, Inc.

455 E. Pikes Peak Ave., Suite 210
Colorado Springs, CO 80903

Attention: Nikolaus Strohriegel, Peggy Stapleton and Geoff Smith
Email:nikolaus.strohriegel@cnty.com

peggy.stapleton@cnty.com

geoff.smith@cnty.com

with a copy to (which shall not constitute Notice):

Faegre Drinker Biddle & Reath LLP

1144 15th Street, Suite 3400

Denver, Colorado 80202

Attention: Jeff Sherman and Gretchen Miller Busch
Email:     jeff.sherman@faegredrinker.com

                gretchen.busch@faegredrinker.com

with a copy to (which shall not constitute Notice):

Field Law

10175 101 Street NW, Suite 2500

Edmonton, AB T5J 0H3

Attention: Britt Tetz

Email:btetz@fieldlaw.com

and in the case of a notice to the Purchaser, addressed as follows:

VICI Properties L.P.
535 Madison Avenue, 20th Floor
New York, New York 10022
Attention: Samantha S. Gallagher, General Counsel
Email: corplaw@viciproperties.com

with a copy to (which shall not constitute Notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: James Godman, Todd E. Lenson and Jordan M. Rosenbaum

Email: jgodman@kramerlevin.com

tlenson@Kramerlevin.com

jrosenbaum@kramerlevin.com

(c)each Notice sent in accordance with this Section shall be deemed to have been received:

(i)in the case of personal delivery, if delivered before 5:00 p.m. (Eastern Standard Time) on any Business Day, on the day it was delivered; otherwise, on the first Business Day thereafter; or

(ii)in the case of any Electronic Transmission, on the same day that it was received if received before 5:00 pm (Eastern Standard Time) on a Business Day, and otherwise on the first Business Day thereafter.

(d)the Vendor or the Purchaser may change their address for Notice by written Notice delivered to the other of them.

12.12Execution and Counterparts

For the convenience of the parties, this Agreement may be executed in several counterparts, each of which when so executed shall be, and be deemed to be, an original instrument and such counterparts together shall constitute one and the same instrument. The fact of execution of this Agreement may be communicated to the other parties by Electronic Transmission reproducing an original, of the signature page of this Agreement.

12.13No Third Party Beneficiaries

Each party hereto hereby confirms its intention that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person, other than the parties hereto and any party expressly entitled to indemnification pursuant to the provisions of Article 10 of this

Agreement, and no Person, other than the parties hereto, shall be entitled to rely on the provisions hereof in any Claim, proceeding or other forum.

12.14Interpretation

The parties hereto acknowledge and agree that:

(a)each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and the Century/VICI Master Lease and have contributed to their revision;

(b)the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and the Century/VICI Master Lease; and

(c)the terms and provisions of this Agreement and the Century/VICI Master Lease shall be construed fairly as to all parties hereto and not in favour of or against any party, regardless of which party was generally responsible for the preparation of this Agreement and the Century/VICI Master Lease.

12.15Century/VICI Master Lease

If the Closing shall occur, notwithstanding any provision to the contrary contained in this Agreement or the Closing Documents, nothing contained herein or therein shall limit the duties, right, obligations or liabilities of the Vendor, Vendor Parent or the VICI Landlord under the Century/VICI Master Lease or the Century Guaranty.  If the Closing shall not occur, notwithstanding any provision to the contrary contained in this Agreement or the Closing Documents, nothing contained herein or therein shall limit the duties, right, obligations or liabilities of the respective parties under the Existing Century/VICI Master Lease or the Existing Century Guaranty.

12.16REIT Protection

The Parties to this Agreement intend that this Agreement shall be interpreted in a manner that is consistent with the continued qualification of VICI REIT as a real estate investment trust under the U.S. Code (a “REIT”). Notwithstanding anything to the contrary set forth in this Agreement, VICI REIT and its Affiliates shall not be required to take any action or refrain from taking any action that would, in either case, reasonably be expected to cause VICI REIT to fail to qualify as a REIT; provided, that in such case, the Parties to this Agreement will cooperate in good faith to identify and implement an alternative that preserves the terms of this Agreement to the greatest extent possible and that would not reasonably be expected to cause VICI REIT to fail to qualify as a REIT; provided, further, that Purchaser acknowledges, that as of the date hereof, it is not aware of any provision of this Agreement that would reasonably be expected to cause VICI REIT to fail to qualify as a REIT.

12.17Joint and Several

The obligations of each Vendor and Vendor Parent under this Agreement, including, for the avoidance of doubt, the obligations set forth in Article 10 and Article 11 shall be joint and several.

12.18Obligation to Purchase

(a)VICI CAN 1 LP hereby covenants and agrees with the Vendor, on a joint and several basis with the Purchaser, to complete the purchase and sale of the Century Edmonton Assets on and subject to the terms and conditions of this Agreement and in accordance with any direction of the Purchaser pursuant to Section 7.1(a).

(b)VICI CAN 2 LP hereby covenants and agrees with the Vendor, on a joint and several basis with the Purchaser, to complete the purchase and sale of the Century St. Albert Assets on and subject to the terms and conditions of this Agreement and in accordance with any direction of the Purchaser pursuant to Section 7.1(a).

(c)VICI CAN 3 LP hereby covenants and agrees with the Vendor, on a joint and several basis with the Purchaser, to complete the purchase and sale of the Century Mile Assets on and subject to the terms and conditions of this Agreement and in accordance with any direction of the Purchaser pursuant to Section 7.1(a).

(d)VICI CAN 4 LP hereby covenants and agrees with the Vendor, on a joint and several basis with the Purchaser, to complete the purchase and sale of the Century Downs Assets on and subject to the terms and conditions of this Agreement and in accordance with any direction of the Purchaser pursuant to Section 7.1(a).

[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as evidenced by their properly authorized officers in that behalf as of the day and year first above written.

CENTURY RESORTS ALBERTA INC.
By:	/s/ Margaret Stapleton
	Name:	Margaret Stapleton
	Title:	Director

CENTURY CASINO ST. ALBERT INC.
By:	/s/ Margaret Stapleton
	Name:	Margaret Stapleton
	Title:	Director

CENTURY MILE INC.
By:	/s/ Margaret Stapleton
	Name:	Margaret Stapleton
	Title:	Director

UNITED HORSEMEN OF ALBERTA INC.
By:	/s/ Margaret Stapleton
	Name:	Margaret Stapleton
	Title:	Director

CENTURY CASINOS, INC., a Delaware corporation
By:	/s/ Margaret Stapleton
	Name:	Margaret Stapleton
	Title:	Chief Financial Officer

VICI PROPERTIES L.P., a Delaware limited partnership
By:	/s/ Samantha S. Gallagher
	Name:	Samantha S. Gallagher
	Title:	Secretary

VICI CAN GP 1 ULC, in its capacity as general partner of VICI CAN 1 LP
By:	/s/ Samantha S. Gallagher
	Name:	Samantha S. Gallagher
	Title:	Secretary

VICI CAN GP 2 ULC, in its capacity as general partner of VICI CAN 2 LP
By:	/s/ Samantha S. Gallagher
	Name:	Samantha S. Gallagher
	Title:	Secretary

VICI CAN GP 3 ULC, in its capacity as general partner of VICI CAN 3 LP
By:	/s/ Samantha S. Gallagher
	Name:	Samantha S. Gallagher
	Title:	Secretary

VICI CAN GP 4 ULC, in its capacity as general partner of VICI CAN 4 LP
By:	/s/ Samantha S. Gallagher
	Name:	Samantha S. Gallagher
	Title:	Secretary